Exhibit 2.1

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SALE AND PURCHASE AGREEMENT

Among

THE DOW CHEMICAL COMPANY,

STYRON LLC,

STYRON HOLDING B.V.

and

STY ACQUISITION CORP.

Dated as of March 2, 2010

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EXHIBITS

A	Form of Contribution Agreement

B	Form of Asset Transfer Agreement

C	Form of Share Transfer Agreement

D	Form of Intellectual Property Assignment Agreement

E	Form of Deed of Tax Indemnity

F	Limited Guarantee

G	Form of MOD™ 5 Computerized Process Control Software Agreement

H	Form of Operating Systems and Tools License Agreement

I	Form of Styron License Agreement

J	Form of Technology Development Agreement

K	Form of INSPIRE Trademark License Agreement

L	Form of RAP Trademark License Agreement

M	Form of Umbrella Secrecy Agreement

N	Form of Sublease Agreement (Wells Fargo 2006 – B)

O	Form of Ground Lease

P	Form of Hereditary Building Rights Agreement

Q	Form of Contract Manufacturing Agreement

R	Form of Master Outsourcing Services Agreement

S	Form of Operating Services Agreement

T	Form of Site Services Agreement

U	Form of Technical Services Agreement

V	Form of Benzene Sales Contract (Europe)

W	Form of Bisphenol – A Sales Contract

X	Form of Butadiene Sale and Purchase Contract

Y	Form of Butadiene Sales Contract (Europe)

Z	Form of By-Product Sales Contract

AA	Form of DiEB Sales Contract (Europe)

BB	Form of Ethylene Sales Contract (Europe)

CC	Form of Polypropylene Compounds Sales Contract (Latin America)

DD	Form of Polypropylene Sales Contract (North America)

EE	Form of Polypropylene Sales Contract (Europe)

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FF	Form of PS Sales Contract (Dow to Styron)

GG	Form of PS Sales Contract (Foam)

HH	Form of PS Sales Contract (Film)

II	Form of Styrene Monomer Sales Contract (Europe)

JJ	Form of Elastomers Sales Contract (North America)

KK	Form of Elastomers Sales Contract (Europe)

LL	Form of Elastomers Sales Contract (Latin America)

MM	Form of Caustic Soda Sales Contract

NN	Form of Chlorine Sales Contract

OO	Form of Styrene Monomer Exchange Agreement

PP	Form of Glob al Distributor Partner Agreement

QQ	Form of Latex Joint Venture Option Agreement

RR	Form of Glob al Latex Joint Venture Conceptual Framework

SS	Seller Equity Term Sheet

TT	Seller Promissory Note

SCHEDULES

1.01(a)	Ancillary Locations

1.01(b)	Certain Assumed Liabilities

1.01(c)	Contract Manufacturing Sites

1.01(d)	Employee Liabilities Amount

1.01(e)	Excluded Assets

1.01(f)	Financial Statements

1.01(g)	JV Transferred Assets

1.01(h)	Leased Rail Cars

1.01(i)	Leased Real Property

1.01(j)	Owned Intellectual Property

1.01(k)	Owned Rail Cars

1.01(l)	Owned Real Property

1.01(m)	Partially Transferred Contracts

1.01(n)	Rail Car Lease Agreements

1.01(o)	Required Information

1.01(p)	Retained Facilities

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1.01(q)	Retained Sites

1.01(r)	Seller’s Knowledge

1.01(s)	Standalone Sites

1.01(t)	Transact ion Documents

1.01(u)	Transferred Contracts

1.01(v)	Transferred Facilities

1.01(w)	Transferred IP Agreements

1.02(a)	LG Dow Purchase Price

1.02(b)	Sumitomo Dow Purchase Price

2.07	Closing Date Working Capital Amount

5.05	Restructuring Transact ions

5.07	Post-Closing Required Information

5.09	Credit Support Instruments

5.13(d)	Obligations Related to Decision and Order

6	Employee Matters

8.01(b)	Governmental Approvals

SELLER DISCLOSURE SCHEDULE

3.01	Organization, Authority and Qualification

3.02	Ownership of Styron Group

3.03	No Conflict

3.04	Governmental Consents and Approvals

3.05	Financial Information

3.06	Indebtedness; Undisclosed Liabilities

3.07	No Material Adverse Effect

3.08	Litigation

3.09	Compliance with Laws; Permits

3.10	Intellectual Property

3.11	Real Property

3.12	Employee Benefit Matters

3.13	Labor Matters

3.14	Taxes

3.15	Material Contracts

3.16	Environmental Matters

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3.17	Sufficiency of Assets

3.18	Brokers

5.01	Conduct of the Business Prior to the Closing

5.05	Restructuring Transactions

PURCHASER DISCLOSURE SCHEDULE

4.01	Organization, Authority and Qualification of the Purchaser

4.02	No Conflict

4.03	Governmental Consents and Approvals

4.04	Investment Purpose

4.05	Financing; Guarantee

4.06	Litigation

4.07	Brokers

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SALE AND PURCHASE AGREEMENT, dated as of March 2, 2010, among THE DOW CHEMICAL COMPANY, a Delaware corporation (the “Seller”), Styron LLC, a Delaware limited liability company, Styron Holding B.V., a limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (together with Styron LLC, the “Styron Holdcos”) and STY Acquisition Corp., a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller, directly and through its Subsidiaries, is engaged in the Business (as defined below); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Styron Equity Interests (as defined below) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller, the Styron Holdcos and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“2009 Historical Financial Statements” has the meaning set forth on Schedule 1.01(o).

“2010 GAAP Financial Statements” has the meaning set forth on Schedule 5.07.

“Accounting Principles” means the principles, methods and policies applicable to the relevant year used in the preparation of the Financial Statements and for the 2009 Historical Financial Statements as described in the Financial Statements or the 2009 Historical Financial Statements.

“Action” means any claim, charge, complaint, action, suit, arbitration, inquiry, proceeding, injunction, demand, litigation, citation, summons, subpoena or investigation of any nature, whether at law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Sale and Purchase Agreement among the parties hereto (including the Schedules hereto and the Disclosure Schedules) and all amendments hereto made in accordance with the provisions of Section 11.07.

“Americas Styrenics” means Americas Styrenics LLC, a Delaware limited liability company.

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“Ancillary Locations” means, to the extent they relate to the Business, the offices and other locations to be shared pursuant to an occupancy agreement or equivalent agreement between a Dow Entity (other than a Styron Holdco or a Styron Subsidiary) and a Styron Holdco or a Styron Subsidiary as identified on Schedule 1.01(a).

“Appurtenant Real Property” means, with respect to the Transferred Sites, the Retained Sites or the Ancillary Locations, all of the easements and servitudes material to the operation of the Business and related to each such Transferred Site, Retained Site or Ancillary Location.

“Assumed Liabilities” means (a) all of the Liabilities of Dow to the extent arising out of or relating, directly or indirectly, to the operation of the Business or the Transferred Assets from and after the Closing Date (including all Post-Closing Product Liabilities), other than any Taxes of Dow except to the extent apportioned to the Purchaser pursuant to Section 7.01; (b) all Liabilities arising under or relating to the Transferred Contracts or the Partially Transferred Contracts (other than Retained Payables and Liabilities arising and incurred prior to the Closing Date as a result of a breach or other default by the applicable Dow Entity of its obligations thereunder, regardless of when the breach claim is made); (c) all of the Liabilities for which the Purchaser or a member of the Styron Group assumes or becomes responsible pursuant to Schedule 6; (d) all Post-Closing Environmental Liabilities; (e) all Liabilities of the Business to the extent reflected in the Final Working Capital Statement or the Final Employee Liabilities Statement, whenever arising; and (f) all other Liabilities identified on Schedule 1.01(b).

“Business” means the research, development, manufacture, distribution, marketing and sale of the In-Scope Products, as conducted by Dow, but not including any of the Excluded Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employee” means each employee of Dow identified on Appendix I to Schedule 6.

“Business Financial Statements” means the income statement for the annual periods ended December 31, 2007, December 31, 2008 and December 31, 2009.

“Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Closing Date Payment” means an amount equal to the Purchase Price (a) less the JV Adjustment Amount, if any; (b) less the Estimated Employee Liabilities Amount; (c) subject to Section 2.03(c), adjusted for the Estimated Closing Date Working Capital Amount as follows: (i) if the Estimated Closing Date Working Capital Amount exceeds the Target Closing Date Working Capital Amount, the Closing Date Payment shall be increased by such amount; and (ii) if the Target Closing Date Working Capital Amount exceeds the Estimated Closing Date Working Capital Amount, the Closing Date Payment shall be reduced by such amount; (d) less the Seller Note Amount; (e) less the Dow Investment Amount, but only if the Seller provides the

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notice pursuant to Section 2.05(f); (f) less an amount equal to fifty percent (50%) of the Funding Shortfall Amount, but only if the Seller provides the Funding Notice in accordance with Section 10.02(c); (g) less the amount of the Unpaid Indebtedness; and (h) less the WC Payment Amount.

“Closing Date Working Capital Amount” means the difference between (a) the amount of total Current Assets of the Styron Group; and (b) the amount of total Current Liabilities of the Styron Group.

“Closing Time” means the time at which beneficial ownership of the Styron Equity Interests is transferred from Dow to the Purchaser pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information Memorandum” means the Confidential Information Memorandum, dated November, 2009, provided to the Purchaser in connection with the transactions contemplated by this Agreement.

“Contract Manufacturing Sites” means the real property identified on Schedule 1.01(c), at which Dow will perform, after the Closing Date, contract manufacturing for the Styron Group.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities or as trustee, personal representative or executor or otherwise.

“Conveyance Tax” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof, imposed by any Taxing Authority in respect of the transfer of the Styron Equity Interests pursuant to this Agreement.

“Current Assets” means the total amount of each of the line items specified as “Current Assets” in Schedule 2.07, determined, in each case, as of the close of business on the Business Day immediately preceding the Closing Date, with respect to the Styron Group on a consolidated basis.

“Current Liabilities” means the total amount of each of the line items specified as “Current Liabilities” in Schedule 2.07, determined, in each case, as of the close of business on the Business Day immediately preceding the Closing Date, with respect to the Styron Group on a consolidated basis.

“Debt Financing” means, collectively, the Senior Debt Financing and the Mezzanine Debt Financing.

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“Debt Financing Commitment” means, collectively, the Senior Debt Financing Commitment and the Mezzanine Debt Financing Commitment.

“Delayed Closing Purchase Price” means, if a Delayed Closing takes place, (a) with respect to Dow’s interest in LG Dow, an amount equal to the LG Dow Purchase Price; or (b) with respect to Dow’s interest in Sumitomo Dow, an amount equal to the Sumitomo Dow Purchase Price.

“Disclosure Schedules” means the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.

“Distribution” means, with respect to any Person, a distribution or dividend of cash, property or securities (including a return of capital).

“Dow” means, collectively, the Seller and its Subsidiaries.

“Dow Entity” means the Seller or one of its Subsidiaries.

“Dow Investment Amount” means an amount not to exceed fifteen percent (15%) of the Equity Commitment Amount.

“Employee Liabilities Amount” means, to the extent not reflected as a Current Liability on the Closing Date Working Capital Amount, the sum of: (a) Liabilities for earned or accrued but unused vacation benefits (other than vacation accruals related to the period beginning on the Closing Date and ending on the last day of the calendar year in which the Closing Date occurs); and (b) the amount of the actual net unfunded obligations accrued as of the Closing Date that will be assumed by the Purchaser or assumed or retained by any member of the Styron Group at Closing under the plans set forth on Schedule 1.01(d). For purposes of clause (b) of the preceding sentence, (i) an unfunded obligation (A) shall be deemed to be under a Plan providing retirement or retiree welfare benefits to the extent it is required to be accounted for under FAS 87, paragraphs 11, 72 and 73, or FAS 106, paragraphs 16 and 85 (or would be so accounted for if such Plan was accounted for under GAAP); and (B) shall not be taken into account to the extent it is a Liability for which specific assets relating to such Plan that are transferred to the Purchaser or transferred to or retained by a member of the Styron Group at Closing Date, in each case pursuant to the terms of Schedule 6, have been set aside as a funding source, to the extent of such funding; and (ii) unfunded obligations shall be calculated on an accumulated benefit obligation basis, as defined in paragraph 18 of FAS 87.

“Encumbrance” means any right of first refusal, security interest, pledge, hypothecation, mortgage, lien (statutory or otherwise) or other encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to Intellectual Property granted in the ordinary course of business.

“Environmental Law” means any Law that relates to (a) pollution or the protection of the environment (including natural resources); (b) human exposure to Hazardous Materials; or (c) human health as such relates to Hazardous Materials.

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“Environmental Permit” means all governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents, authorizations or instruments necessary or required for the conduct of the Business under Environmental Law.

“Equity Commitment Amount” has the meaning ascribed to such term in the Investor Financing Commitment.

“Excluded Assets” means all of Dow’s right, title and interest in and to any assets of Dow not expressly included in the definition of Transferred Assets, including the assets identified on Schedule 1.01(e).

“Excluded Claim” means all claims related to any Action that Dow may have against third parties in respect of the Business or any of the Transferred Assets, in each case to the extent such claim has been made on or before the Closing Date.

“Excluded Leases” means the Finance Lease and the Synthetic Lease.

“Excluded Liabilities” means all of the Liabilities of Dow arising out of the conduct of the Business that are not Assumed Liabilities, including (a) all Liabilities arising from or relating to the Excluded Assets; (b) all Pre-Closing Environmental Liabilities; and (c) all Liabilities (i) at any time relating to or arising under or in connection with any Plan, or any other benefit or compensation plan, program, agreement or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by the Seller, any of its Affiliates, Styron LLC, any member of the Styron Group, or any Person which is or has ever been treated as a single employer with the Seller, any of its Affiliates, Styron LLC or any member of the Styron Group under Section 414 of the Code (each, an “ERISA Affiliate”), or with respect to which the Seller, any of its Affiliates, Styron LLC, any member of the Styron Group or any ERISA Affiliate has any Liability; or (ii) pertaining to the employment or service with, or termination from employment or service from, the Seller, any of its Affiliates, Styron LLC, any member of the Styron Group or any ERISA Affiliate, of any Person (including any Transferred Employee or Union Employee) occurring prior to the Closing Date.

“Final Determination” means, with respect to any Taxes for a Period, (a) a closing or settlement agreement entered into with a Taxing Authority establishing the amount of such Taxes; or (b) a final decision of a court of competent jurisdiction with respect to such Taxes that is non-appealable or in respect of which the period for appeal has lapsed.

“Final Employee Liabilities Statement” means the final and binding statement setting forth the Employee Liabilities Amount prepared in accordance with the definition of Employee Liabilities Amount.

“Final Working Capital Statement” means the final and binding statement setting forth the Closing Date Working Capital Amount prepared in accordance with the principles, and including only the line items, set forth on Schedule 2.07.

“Finance Lease” means the Lease Agreement (TDCC 2006-B), dated as of April 6, 2006, between Wells Fargo Bank Northwest, NA and the Seller, as supplemented by the Lease

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and Indenture Supplement (TDCC 2006-B) No. 2, dated as of June 29, 2006 and the Lease and Indenture Supplement (TDCC 2006-B) No. 5, dated as of September 27, 2006.

“Financial Statements” means the audited special purpose statements of revenues, direct expenses and equity in earnings of the non-consolidated affiliates of the Business for the annual periods ended December 31, 2007 and December 31, 2008 and the audited special purpose statements of assets to be sold as of December 31, 2007 and December 31, 2008, copies of which are attached as Schedule 1.01(f).

“Financing Failure Event” means the occurrence of any of the following events: (a) the failure of the applicable Senior Lender(s) to fund the Senior Debt Financing for any reason; (b) the failure of the applicable Mezzanine Lender(s) to fund the Mezzanine Debt Financing for any reason; or (c) if applicable, the failure of the applicable lender(s) to fund the Alternative Financing for any reason.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated hereby and any arrangers thereof, including the parties to the Financing Commitments and any joinder agreements or credit agreements (including the Financing Agreements) relating thereto.

“Funding Shortfall Amount” means the portion of the Debt Financing that becomes unavailable as a result of a Financing Failure Event.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“GAAP Financial Statements” has the meaning set forth on Schedule 5.07.

“Goodwill” means the goodwill of Dow associated with or attributable to the Business.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, whether foreign or domestic.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, conciliation agreement, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls; and (b) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as a pollutant or contaminant under any applicable Environmental Law.

“Holdco Equity Interests” means the equity interests of a newly formed entity that will hold (directly or indirectly) the equity securities of the Purchaser.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-Scope Products” means SB Latex Products, synthetic rubber, polystyrene, poly (styrene-acrylonitrile), acrylonitrile-butadiene styrene resins (ABS), expandable polystyrene, styrene catalyst, styrene monomer, polycarbonate and blended or compounded products prepared from styrenic resins, polycarbonate resins or polypropylene resins.

“Indebtedness” means, without duplication: (a) indebtedness for borrowed money, including any accrued but unpaid interest thereon and any cost, penalty or premium associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; (b) all capitalized lease obligations that are, or should be, classified as a balance sheet liability in accordance with GAAP; (c) all reimbursement or similar obligations in respect of letters of credit, bank guarantees or similar obligations; (d) all indebtedness arising out of overdrafts, acceptance credit or similar facilities; (e) obligations for deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business); and (f) the unpaid Seller Transaction Expenses, except in each case, excluding any Excluded Leases.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 9.02 or the Purchaser or a Styron Holdco pursuant to Section 9.03, as the case may be.

“Indemnitee” means, with respect to an indemnification obligation or payment under Section 7.01(a), the Purchaser and, with respect to an indemnification obligation or payment under Section 7.01(b), the Seller (together with, in each case, any Affiliate thereof or any consolidated tax group of which the Seller or the Purchaser, as the case may be, is a member) and, for purposes of Section 7.05, a potential indemnification obligation or payment shall be deemed to be an actual indemnification obligation or payment.

“Indemnitor” means, with respect to an indemnification obligation or payment under Section 7.01(a), the Seller and, with respect to an indemnification obligation or payment under Section 7.01(b), the Purchaser and, for purposes of Section 7.05, a potential indemnification obligation or payment shall be deemed to be an actual indemnification obligation or payment.

“Initial Employee Liabilities Statement” means a statement setting forth in reasonable detail the Seller’s determination of the Employee Liabilities.

“Initial Working Capital Statement” means a statement setting forth the Seller’s determination of the Closing Date Working Capital Amount prepared in accordance with the principles and including only the line items set forth on Schedule 2.07.

“Integrated Site” means a Transferred Site, a Retained Site or any Ancillary Location, in each case that is not a Standalone Site.

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“Intellectual Property” means all of the following legal rights arising under the Laws of any state, country, or international treaty regime: (a) patents, patent applications and statutory invention registrations, together with all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions, renewals, and re-examinations thereof; (b) trademarks, service marks, trade names, Internet domain names and trade dress and all other indicia of origin, together with the goodwill associated therewith; (c) database rights, copyrights and moral rights; (d) registrations, rights to register and applications for registration of any of the foregoing in (a) – (c); (e) rights relating to trade secrets and confidential information, including know-how (whether or not patentable); and (f) the right to sue and recover damages or other relief for all past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Interest Rate” means the per annum prime rate as published in The Wall Street Journal on the last Business Day immediately before any payment is required to be made pursuant to this Agreement.

“Inventory” means the inventories of raw materials, packaging supplies, semi-finished and finished goods, purchased supplies and other items that, in accordance with the Accounting Principles are treated as inventory and held by Dow primarily for use in the Business, excluding any inventories located at the Contract Manufacturing Sites.

“Investor Commitment Amount” has the meaning set forth in the Equity Commitment Letter.

“Investor Marketing Period” means the date beginning on the date of the Purchaser’s receipt of the Funding Notice and ending twenty (20) Business Days after such date.

“JV Adjustment Amount” means an amount equal to the sum of (a) the LG Dow Adjustment Amount; and (b) the Sumitomo Dow Adjustment Amount.

“JV Transfer Requirements” means (a) all consents of or approvals or waivers by any third party or any Governmental Authority (including the expiry or termination of any applicable waiting period, and any extension thereof) and any similar requirements that are necessary for the transfer of any Transferred JV Interest (other than Dow’s equity interests in Americas Styrenics) from Dow to a member of the Styron Group; and (b) the satisfaction of the condition set forth in Section 8.02(d) applicable to the Delayed Closing JV.

“JV Transferred Assets” means the Transferred Assets that relate to a Transferred JV Entity and that are identified on Schedule 1.01(g).

“Law” means any federal, national, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), whether foreign or domestic.

“Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Dow holds any Leased Real Property.

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“Leased Rail Cars” means the rail cars leased by Dow and identified as such on Schedule 1.01(h).

“Leased Real Property” means the real property identified on Schedule 1.01(i).

“LG Dow” means LG Dow Polycarbonate Limited, a limited liability corporation (Chusik Hosea) organized under the laws of the Republic of Korea.

“LG Dow Adjustment Amount” means an amount equal to (a) the LG Dow Purchase Price, if the JV Transfer Requirements with respect to the transfer of Dow’s equity interests in LG Dow to a member of the Styron Group have not been satisfied on or prior to the Closing Date; or (b) $0, if such JV Transfer Requirements have been satisfied on or prior to the Closing Date.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, lease, agreement, arrangement, commitment or undertaking (excluding liabilities with respect to Taxes and Conveyance Taxes).

“Licensed Intellectual Property” means all Intellectual Property that Dow is licensed to use pursuant to the Transferred IP Agreements.

“Local Conveyances” means the contribution agreements, asset transfer agreements, share transfer agreements, in substantially the form of Exhibits A, B and C, respectively, (modified as required by applicable Law in the relevant jurisdictions), bills of sale, assignment and assumption agreements, real estate transfer documents and other documents among Dow (other than the Styron Holdcos or the Styron Subsidiaries), on the one hand, and the Styron Holdcos and the Styron Subsidiaries, on the other hand, pursuant to which the Transferred Assets and the Assumed Liabilities will be transferred to or assumed by the Styron Holdcos and the Styron Subsidiaries.

“Marketing Period” means the later to occur of (a) the first period of twenty (20) consecutive Business Days, beginning on the date of delivery of the Required Information to the Purchaser and (i) throughout which the Purchaser shall have the Required Information; and (ii) throughout and at the end of which the conditions set forth in Sections 8.02(b), 8.02(c) and 8.02(d) shall be satisfied and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Sections 8.02(b), 8.02(c) and 8.02(d) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; and (b) the date that is 45 days after the Purchaser has received the 2009 Historical Financial Statements pursuant to Section 5.07(b); provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated.

“Material Adverse Effect” means any event, circumstance, change in or effect (any such item, an “Effect”) that (a) individually or, when taken together with all other Effects, is, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or the financial condition of the Business, taken as a whole, or (b) prevents or

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materially delays the ability of the Seller to carry out its obligations under and to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”, or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect” (i) Effects that generally affect the industries or segments thereof in which the Business operates (including legal and regulatory changes); (ii) general business, economic or political conditions (or changes therein); (iii) Effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (iv) changes resulting from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement or any other Transaction Document (including the Restructuring Transactions), or actions taken at the request of the Purchaser, including (A) any actions of competitors; (B) any actions taken by or losses of employees, customers, distributors, suppliers, landlords, licensors, licensees, sub licensees or co-promotion or joint venture partners or any similar persons, including as a result of the identity of the Purchaser; (C) any delays or cancellations of orders for products or services; or (D) any actions taken pursuant to the requirements of this Agreement in connection with obtaining regulatory consents or approvals; (v) strikes, slowdowns or work stoppages; (vi) any Effect caused by acts of terrorism or war (whether or not declared), including any worsening thereof; (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions or other similar force majeure events occurring in any country or region in the world; (viii) changes or modifications in GAAP or applicable Law or the interpretation or enforcement thereof; (ix) the failure, by itself, of the Business to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the facts and circumstances giving rise to such failure shall be considered in determining whether there has been a “Material Adverse Effect” or breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”); (x) any Effect relating to or arising out of an Excluded Liability; and (xi) any matter set forth in the Seller Disclosure Schedule (but excluding any material worsening or deterioration of such matters); (provided, that in the cases of clauses (i), (ii), (iii), (v), (vi), (vii) and (viii), such Effects shall be considered in determining whether there has been a “Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect” to the extent that such Effects, individually or in the aggregate, have a materially disproportionate impact on the Business, taken as a whole, relative to other Persons operating in the same industries or segments thereof.

“Negotiated Documents” means, collectively, the Master Outsourcing Services Agreement, the Butadiene Sales Contract (Europe), the Benzene Sales Contract (Europe), the Ethylene Sales Contract (Europe) and the Latex Joint Venture Option Agreement.

“Neutral Accountant” means a nationally-recognized accounting firm chosen by lot (after excluding the accounting firms regularly used during the past three years by the Seller and the Purchaser).

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“Non-U.S. Employee” means any Business Employee who is employed primarily outside (or, in the case of any expatriate Business Employee, whose home country is outside) the United States immediately prior to the Closing, other than a Union Employee.

“Objection Deadline Date” means the date 30 days after delivery by the Seller to the Purchaser of the Initial Working Capital Statement.

“Owned Intellectual Property” means (a) the Registered Intellectual Property identified on Schedule 1.01(j); and (b) the unregistered Intellectual Property owned by Dow that is used or held for use primarily in connection with or arising primarily out of the Business, except, in the case of (b), to the extent such Intellectual Property is licensed under the MOD 5 Computerized Process Control Software Agreement, the Operating Systems and Tools License Agreement, patents specifically licensed under the Styron License Agreement, the INSPIRE Trademark License Agreement or the RAP Trademark License Agreement.

“Owned Rail Cars” means the rail cars owned by Dow and identified on Schedule 1.01(k).

“Owned Real Property” means the real property identified on Schedule 1.01(l).

“Partially Transferred Contracts” means, to the extent they relate to the Business, the rights of Dow under the contracts, commitments and other arrangements identified on Schedule 1.01(m).

“Period” means a taxable year or any other period of time which forms the basis on which any periodic liability for Tax is determined under any applicable statute, rule or regulation.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Dow or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest which do not or would not materially impair the use or occupancy of the real property in the operation of the Business conducted thereon; (d) any Encumbrances that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports relating to Dow’s interests in real property which do not or would not materially impair the use or occupancy of the real property in the operation of the Business conducted thereon and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, in each case, which individually or in the aggregate do not materially impair the present use of the Transferred Assets or the leasehold interests in the Retained Sites; (e) all covenants, conditions, restrictions, easements, charges,

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rights-of-way, and other non-monetary Encumbrances of record set forth in any state, local or municipal recording or like office in a jurisdiction in which the Business is conducted which do not or would not materially impair the use or occupancy of such real property in the operation of the Business conducted thereon; (f) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (g) standard survey and title exceptions; (h) variations, if any, between tax lot lines and property lines; and (i) any easements, rights of way, access rights or any other Encumbrance on the Transferred Assets or the leasehold interests in the Retained Sites reserved for the benefit of Dow pursuant to the Transaction Documents or created in connection with the Restructuring Transactions.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Environmental Liabilities” means any Liability to the extent relating to or arising out of (a) any Releases of Hazardous Materials subsequent to the Closing in connection with the operations conducted at any Integrated Site or Standalone Site; (b) any Releases of Hazardous Materials subsequent to the Closing at, in, on or from any Integrated Site or Standalone Site; (c) any Releases of Hazardous Materials at any third-party site to which such Hazardous Materials were sent subsequent to the Closing from any Integrated Site or Standalone Site; (d) any exposure to Hazardous Materials at any Integrated Site or Standalone Site on or subsequent to the Closing and any exposure to any Hazardous Material included in any product or material sent or distributed from an Integrated Site or Standalone Site on or subsequent to the Closing; (e) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring or existing subsequent to the Closing at any Integrated Site or Standalone Site or in connection with the operations conducted at any Integrated Site or Standalone Site; and (f) any Actions based upon any post-Closing violation of or post-Closing Liability under any Environmental Law or Environmental Permit brought with respect to any Integrated Site or Standalone Site or in connection with the operations conducted at any Integrated Site or Standalone Site subsequent to the Closing, in each case except for any post-Closing environmental obligation specifically imposed on Dow in any of the documents identified on Schedule 1.01(t).

“Post-Closing Period” means any Period that begins at or after the Closing Time, including for the avoidance of doubt the portion of any Straddle Period beginning after the Closing Time.

“Post-Closing Product Liabilities” means any Liability relating to or arising out of the manufacture, design, development, testing, importation, distribution, delivery, transport, storage, ownership, possession, marketing, labeling, packaging, sale, purchase, consignment or lease of products or inventory of the Business, the Styron Holdcos or the Styron Subsidiaries, or the provision of services with respect to such products or inventory, in each case to the extent arising from the operation of the Business on or after the Closing Date.

“Post-Closing Required Information” has the meaning set forth on Schedule 5.07.

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“Pre-Closing Environmental Liabilities” means any Liability to the extent relating to or arising out of (a) any Releases of Hazardous Materials prior to the Closing in connection with the operations conducted at any Integrated Site or Standalone Site; (b) any Releases of Hazardous Materials prior to the Closing at, in, on or from any Integrated Site or Standalone Site; (c) any Releases of Hazardous Materials at any third-party site to which such Hazardous Materials were sent prior to the Closing from any Integrated Site or Standalone Site; (d) any exposure to Hazardous Materials at any Integrated Site or Standalone Site prior to the Closing and any exposure to any Hazardous Material included in any product or material sent or distributed from an Integrated Site or Standalone Site prior to the Closing; (e) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring or existing prior to the Closing at any Integrated Site or Standalone Site or in connection with the operations conducted at any Integrated Site or Standalone Site prior to the Closing; (f) any Actions based upon any pre-Closing violation of or pre-Closing Liability under any Environmental Law or Environmental Permit brought with respect to any Integrated Site or Standalone Site or in connection with the operations conducted at any Integrated Site or Standalone Site; and (g) any assessment, monitoring or remediation required by a Governmental Authority as a result of the transfer of any Integrated Site or Standalone Site as contemplated by this Agreement.

“Pre-Closing Period” means any taxable period ending at or prior to the Closing Time, including for the avoidance of doubt the portion of any Straddle Period ending at the Closing Time.

“Purchase Price Bank Account” means a bank account or accounts in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing.

“Purchaser Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Purchaser to the Seller in connection with this Agreement.

“Rail Car Lease Agreements” means the rail car lease agreements and related agreements identified on Schedule 1.01(n).

“Rail Car Lease Assignment” means an assignment, assumption, consent and release agreement among the relevant Dow Entity, Styron Holdco or Styron Subsidiary and a Lessor pursuant to which (a) a Dow Entity assigns all of its rights under a Rail Car Lease Agreement (other than the Excluded Leases) with respect to certain Leased Rail Cars; (b) the relevant Styron Holdco or Styron Subsidiary accepts all such rights and assumes all obligations (to the extent such obligations arise on or after the Closing Date) of a Dow Entity arising under the Rail Car Lease Agreement with respect to such Leased Rail Cars; and (c) a Lessor consents to such assignment and assumption referred to in (a) and (b) above and releases such Dow Entity from any further obligation under the Rail Car Lease Agreement with respect to such Leased Rail Cars.

“Rail Car Partial Novation Agreement” means an agreement among the relevant Dow Entity, Styron Holdco or Styron Subsidiary and a Lessor pursuant to which a Rail Car Lease Agreement (other than the Excluded Leases) between a Dow Entity and the Lessor is

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extinguished with respect to the applicable Leased Rail Cars subject to such Rail Car Lease Agreement, and the relevant Styron Holdco or Styron Subsidiary acquires the rights and assumes the obligations (to the extent such obligations arise on or after the Closing Date) of such Dow Entity under such Rail Car Lease Agreement with respect to such Leased Rail Cars.

“Rail Car Sublease Agreement” means an agreement between the relevant Dow Entity and a Styron Holdco or a Styron Subsidiary pursuant to which a Dow Entity subleases one or more Leased Rail Cars pursuant to a Rail Car Lease Agreement (other than the Excluded Leases) to the relevant Styron Holdco or Styron Subsidiary.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any air, soil, sediment, subsurface strata, surface water or groundwater.

“Remedial Action” means any action to investigate, clean up, remove or remediate, or conduct remedial or corrective actions, including sampling and/or monitoring activities, with respect to, Hazardous Materials in the environment.

“Required Information” means the documents and information set forth on Schedule 1.01(o).

“Retained Facilities” means those facilities located at the Retained Sites and the Transferred Sites to be retained by a Dow Entity (other than a Styron Holdco or a Styron Subsidiary), as identified on Schedule 1.01(p).

“Retained Payables” means accounts payable of Dow accrued, whether or not in the ordinary course, prior to the Closing Date in connection with the conduct of the Business that are not transferred to the Styron Holdcos or the Styron Subsidiaries or that are otherwise retained by a Dow Entity (other than a Styron Holdco or a Styron Subsidiary).

“Retained Receivables” means accounts receivable of Dow accrued, whether or not in the ordinary course, prior to the Closing Date in connection with the conduct of the Business that are not transferred to the Styron Holdcos or the Styron Subsidiaries or that are otherwise retained by a Dow Entity (other than a Styron Holdco or a Styron Subsidiary).

“Retained Sites” means the land which relates to the Transferred Facilities, to be leased to a Styron Holdco or a Styron Subsidiary by a Dow Entity, as identified on Schedule 1.01(q).

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“Reviewed” means, with respect to unaudited financial statements, reviewed by Deloitte & Touche LLP in accordance with the standards of the Public Company Accounting Oversight Board (United States) including PCAOB Section AU 722.

“SB Latex Products” means styrene-butadiene latexes, styrene-acrylate latexes, modified styrene-butadiene latexes and vinylidene-butadiene latexes sold by Dow into the following markets: (a) coated paper; (b) coated paperboard; (c) carpet; and (d) performance latex.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date of this Agreement, delivered by the Seller to the Purchaser in connection with this Agreement.

“Seller Note Amount” means $75,000,000.

“Seller Tax Group” means the Seller and, where the Seller is or was a member of any group of corporations and other entities having joint and several liability for Taxes, or for which Tax is or was determined on a consolidated, combined, group or unitary basis, such group of corporations and other entities.

“Seller Transaction Expenses” means all fees, commissions, costs and expenses incurred by any member of the Styron Group on its own behalf prior to the Closing or on behalf of the Seller or its Affiliates in connection with, related to or arising from the proposed sale of the Business including the consummation of the transactions contemplated hereby (including the legal, accounting, investment banking and brokerage fees).

“Seller’s Knowledge”, “Knowledge of the Seller” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons identified on Schedule 1.01(r) as of the date of this Agreement without any implication of verification or investigation concerning such knowledge.

“Senior Lenders” means, collectively, Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., HSBC Bank USA, N.A. and HSBC Securities (USA) Inc.

“Specified Representations” means the representations and warranties set forth in Sections 3.01, 3.02(a) and 3.18.

“Standalone Sites” means the Transferred Sites identified on Schedule 1.01(s).

“Straddle Period” means any Period beginning prior to the Closing Time and ending after the Closing Time.

“Styron Equity Interests” means all of the limited liability company interests of Styron LLC and all of the equity interests of Styron Holding B.V.

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“Styron Group” means the Styron Holdcos and the Styron Subsidiaries, excluding the Transferred JV Entities.

“Styron Subsidiaries” means each of the Subsidiaries of the Styron Holdcos after giving effect to the Restructuring Transactions, excluding the Transferred JV Entities.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person.

“Sumitomo Dow” means Sumitomo Dow Limited, a Japanese corporation (Kabushiki Kaisha) organized under the laws of Japan.

“Sumitomo Dow Adjustment Amount” means an amount equal to (a) the Sumitomo Dow Purchase Price, if the JV Transfer Requirements with respect to the transfer of Dow’s equity interests in Sumitomo Dow to a member of the Styron Group have not been satisfied on or prior to the Closing Date; or (b) $0, if such JV Transfer Requirements have been satisfied on or prior to the Closing Date.

“Synthetic Lease” means the Rail Car Financing Lease Agreement (1204), dated as of December 13, 2004, between ABN AMRO Bank N.V. and the Seller, as supplemented by Lease Supplement No. 1 (US), dated as of December 13, 2004, Lease Supplement No. 4 (US), dated as of December 19, 2005, Amendment to Lease Supplement No. 4 (US) and Security Agreement Supplement No. 4, dated as of March 20, 2006, Lease Supplement No. 5 (US), dated as of March 21, 2006 and Lease Supplement No. 6 (US), dated as of May 18, 2006.

“Tangible Property” means the tangible machinery, equipment, vehicles, pipelines, wires and other tangible property of the Business, and, in the case of (a) and (b) below, fixtures, but excluding the real property (other than fixtures), in each case owned by Dow and used primarily by the Business (a) at the Transferred Sites; (b) at the Transferred Facilities; or (c) related to the manufacture and distribution of the In-Scope Products to the extent not falling within (a) or (b) (including the Owned Rail Cars but excluding any Leased Rail Cars and further excluding all assets or other properties located at the Contract Manufacturing Sites).

“Target Closing Date Working Capital Amount” means $616,500,000.

“Tax” or “Taxes” means all (i) income, capital gain, gross receipts, windfall profits, severance, property, production, ad valorem, sales, use, transfer, conveyance, stamp, recording, license, excise, net worth, franchise, capital, employment, withholding, social security contributions and other taxes, duties and similar imposts, however denominated, together with any interest, additions or penalties in respect thereof, imposed by any Taxing Authority (but excluding any Conveyance Taxes); and (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto.

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“Tax Benefit” means the excess, if any, of (a) the amount by which the actual Tax liability (after giving effect to any alternative minimum or similar Tax) of a Person is reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit or otherwise, as applicable) as the result of a payment that gives rise to an indemnification obligation under Section 7.01 over (b) the amount by which the actual Tax liability (after giving effect to any alternative minimum or similar Tax) of a Person is increased (including by, or as a result of, the inclusion in income, loss of a deduction, decrease in basis, loss of a refund or credit or otherwise, as applicable) as a result of the receipt of any indemnity payment received pursuant to Section 7.01.

“Tax Detriment” shall mean the excess, if any, of (a) the amount by which the actual Tax liability of a Person is increased as the result of the receipt of a payment made pursuant to Section 7.01 over (b) the amount by which the actual Tax liability of such Person is decreased as a result of payment that gave rise to the indemnification obligation pursuant to such Section, taking into account the principles of the definition of “Tax Benefit”.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed, or required to be filed, with a Governmental Authority with respect to Taxes.

“Taxing Authority” means any governmental authority that is responsible for the administration or imposition of any Tax, including, any federal, national, international, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission and any court, tribunal or judicial or arbitral body empowered to issue binding decisions.

“Transaction Documents” means this Agreement, the Local Conveyances and each of the documents identified on Schedule 1.01(t).

“Transferred Assets” means, subject to Sections 2.06 and 5.05 and Schedule 5.05 and to the extent transferable, all of Dow’s right, title and interest in and to the following assets (a) the Owned Real Property, all rights of Dow in respect of the Leased Real Property and the Appurtenant Real Property; (b) the Transferred Facilities; (c) the Tangible Property; (d) all accounts receivable arising exclusively in connection with the Business that are actually transferred to the Styron Holdcos or the Styron Subsidiaries; (e) the Inventory; (f) the Owned Intellectual Property; (g) the Transferred Contracts and the Partially Transferred Contracts; (h) the Transferred Information; (i) the Transferred Records; (j) the Transferred JV Interests; (k) the Goodwill; and (l) the municipal, state and federal permits, licenses, agreements and authorizations to the extent held and used by Dow exclusively in connection with the Business, in each case of (a) - (l) above, excluding any Excluded Assets.

“Transferred Contracts” means the rights of Dow under the contracts, commitments, and other agreements identified on Schedule 1.01(u).

“Transferred Employees” means (a) Business Employees whose employment transfers from the Seller or an Affiliate of the Seller to a Styron Holdco or a Styron Subsidiary as of or prior to the Closing pursuant to applicable Law and who remain employed by a Styron

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Holdco or a Styron Subsidiary as of the Closing Date; (b) Business Employees who accept an offer of employment from a Styron Holdco or a Styron Subsidiary as of or prior to the Closing and who become employees of a Styron Holdco or a Styron Subsidiary as of the Closing Date (or upon return from an approved leave of absence within six months of the Closing Date or such later date as provided by Law, as provided in Section 2.1 of Schedule 6); and/or (c) Business Employees employed by a Styron Holdco or a Styron Subsidiary after giving effect to the Restructuring Transactions and who remain employed by a Styron Holdco or a Styron Subsidiary as of the Closing Date.

“Transferred Facilities” means the manufacturing facilities at the Retained Sites, as identified on Schedule 1.01(v).

“Transferred Information” means sales and promotional literature, customer lists and other sales-related materials, in each case primarily used or held for use in the Business and in the possession of Dow; provided that the Seller may redact any information not related to the Business and may retain a copy (at the Seller’s expense) of any Transferred Information.

“Transferred IP Agreements” means the licenses of Intellectual Property identified on Schedule 1.01(w).

“Transferred JV Entities” means (a) Americas Styrenics; (b) LG Dow; and (c) Sumitomo Dow.

“Transferred JV Interests” means the equity interests in the Transferred JV Entities held, directly or indirectly, by Dow (inclusive, in the case of Americas Styrenics, of the rights and obligations of Dow Brasil Sudeste Industrial LTDA under that certain Complementary Special Partnership Agreement, dated as of May 1, 2008, as the same may be amended, supplemented or otherwise modified).

“Transferred Records” means all books of account, general, financial records, invoices, shipping records, supplier lists, Tax records that are required by applicable Law to be transferred to the Styron Holdcos and the Styron Subsidiaries, correspondence and other documents, records and files, in each case primarily related to the Business; provided, that if any Transferred Records contain any information not related to the Business, the Seller may redact such information from the Transferred Records prior to the delivery of the Transferred Records to the Purchaser and may retain a copy of any Transferred Records.

“Transferred Sites” means the Owned Real Property and the Leased Real Property.

“Union” means each union that has entered into a Union Contract.

“Union Contract” means each collective bargaining agreement set forth in Section 3.13 of the Seller Disclosure Schedule.

“Union Employee” means an employee who is represented by a Union and whose terms and conditions of employment are subject to a Union Contract.

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“Unpaid Indebtedness” means the aggregate amount of the Indebtedness set forth on Section 3.06(a) of the Seller Disclosure Schedule that remains outstanding as of the Closing.

“Unresolved Objections” means the objections set forth on the Seller’s Notice of Disagreement delivered to the Purchaser pursuant to Section 2.07 that remain unresolved pursuant to Section 2.07(d)(iii).

“U.S. Employee” means any Business Employee who is employed primarily in (or, in the case of any expatriate Business Employee, whose home country is) the United States immediately prior to the Closing, other than a Union Employee.

“Vendor Due Diligence Report” means the legal due diligence report provided to the Purchaser in connection with the transactions contemplated by this Agreement.

“WC Payment Amount” means an amount equal to $55,000,000.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Additional Credit Support”	5.09
“Alternative Financing”	5.10(a)
“Alternative Financing Agreements”	5.10(b)
“Alternative Financing Commitment”	5.10(a)
“Closing”	2.03(a)
“Closing Date”	2.03(a)
“Closing Employee Liabilities Overpayment”	2.07(f)(i)
“Closing Employee Liabilities Underpayment”	2.07(f)(ii)
“Closing Overpayment”	2.07(e)(ii)
“Closing Underpayment”	2.07(e)(i)
“Confidentiality Agreement”	5.03(a)
“Contest”	7.05(b)
“Credit Support Instruments”	5.09
“Delayed Closing”	2.06(b)
“Delayed Closing Date”	2.06(b)
“Delayed Closing JV”	2.06(a)
“Disputed Items”	2.07(c)
“Environmental Losses”	9.07(c)
“ERISA”	3.12(a)
“Estimated Closing Date Working Capital Amount”	2.03(b)
“Estimated Employee Liabilities Amount”	2.03(b)
“Existing Stock”	5.06(b)
“Financing”	4.05(a)
“Financing Agreements”	5.10(a)
“Financing Commitments”	4.05(a)
“Funding Notice”	10.02(c)
“Ground Leases”	3.11(d)

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Definition	Location

“Guarantee”	4.05(c)
“Guarantor”	4.05(c)
“Improvements”	3.11(g)
“Indemnification Event”	7.05(a)
“Investors”	4.05(a)
“Investor Financing”	4.05(a)
“Investor Financing Commitment”	4.05(a)
“Lessor”	Schedule 5.05
“LG Dow Purchase Price”	Schedule 1.02(a)
“Liability Cap”	10.02(b)
“Loss”	9.02
“Material Contracts”	3.15(a)
“Material Permits”	3.09(b)
“Mezzanine Debt Financing”	4.05(a)
“Mezzanine Debt Financing Commitment”	4.05(a)
“Mezzanine Lender”	4.05(a)
“Most Cost-Effective Manner”	9.07(a)(iii)
“Non-Recourse Party”	10.02(a)
“Non-U.S. Dow Plans”	3.12(b)
“Notice of Acceptance”	2.07(c)
“Notice of Disagreement”	2.07(c)
“Partial Novation”	Schedule 5.05
“Plans”	3.12(b)
“Pre-Closing Taxes”	7.01(a)
“Purchase Price”	2.02(a)
“Purchaser”	Preamble
“Purchaser Group”	5.09
“Purchaser Indemnified Party”	9.02
“Rail Car Marks”	5.06(e)
“Refund”	7.03(a)
“Reimbursed Matter”	9.06
“Restricted Period”	5.15(a)
“Restructuring Transactions”	Schedule 5.05
“Retained Names and Marks”	5.06(a)
“Section 10.01(f) Notice”	10.02(c)
“Seller”	Preamble
“Seller Indemnified Party”	9.03(a)
“Senior Debt Financing”	4.05(a)
“Senior Debt Financing Commitment”	4.05(a)
“Straddle Environmental Liability”	9.07(d)
“Styron Holdcos”	Preamble
“Sumitomo Dow Purchase Price”	Schedule 1.02(b)
“Termination Date”	10.01(a)
“Termination Fee”	10.02(a)

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Definition	Location

“Third-Party Claim”	9.05(b)
“U.S. Dow Plans”	3.12(a)
“WARN Act”	3.13(d)

SECTION 1.03. Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) references to any Person are also to its successors and permitted assigns;

(viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(ix) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(b) Notwithstanding anything to the contrary contained in the Disclosure Schedules, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of such Disclosure Schedule as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such information. No reference to or disclosure of

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any item or other matter in any Section of this Agreement, including any Section of a Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

SALE AND PURCHASE

SECTION 2.01. Sale and Purchase of the Styron Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, or shall cause its relevant Subsidiaries to sell, to the Purchaser, and the Purchaser shall purchase from the Seller and each such Subsidiary, the Styron Equity Interests, free and clear of all Encumbrances (other than restrictions under applicable securities laws).

SECTION 2.02. Purchase Price; Allocation of Purchase Price.

(a) Subject to adjustment pursuant to Sections 2.06 and 2.07, the purchase price for the Styron Equity Interests shall be $1,630,000,000 (the “Purchase Price”).

(b) The allocation of the Purchase Price (i) between the Styron Equity Interests; and (ii) among the Transferred Assets and any other relevant items, shall be made in accordance with the principles of Section 1060 of the Code and the Regulations thereunder. The Seller and the Purchaser shall co-operate in good faith to mutually agree the allocation of the Purchase Price (in each case, taking into account the valuation of the Business prepared by American Appraisal Associates, Inc.). The Seller and the Purchaser agree that, unless otherwise required by Law, for all Tax purposes, including Conveyance Tax purposes, the sale and purchase of the Styron Equity Interests (and any transfers pursuant to the Restructuring Transactions) will be reported in a manner that is consistent with the relevant allocation determined above and that neither of them (nor any of their respective Affiliates) will take any position inconsistent therewith on any Tax Return or otherwise.

SECTION 2.03. Closing.

(a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Styron Equity Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, and

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subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by the Purchaser on no less than three Business Days’ notice to the Seller; and (ii) the first Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VIII for the Closing as of the date determined pursuant to this proviso), or such other date, time or place as agreed in writing by the parties hereto. The day on which the Closing takes place being the “Closing Date”.

(b) No later than five Business Days prior to the scheduled Closing Date, the Seller shall deliver to the Purchaser a notice that (i) sets forth the Seller’s good faith estimate of the Closing Date Working Capital Amount (the “Estimated Closing Date Working Capital Amount”), and includes supporting documentation therefor; and (ii) sets forth the Employee Liabilities Amount (the “Estimated Employee Liabilities Amount”).

(c) Notwithstanding anything to the contrary set forth herein, if the Estimated Closing Date Working Capital Amount is greater than the Target Closing Date Working Capital Amount, then the Estimated Closing Date Working Capital Amount shall be deemed to be equal to the Target Closing Date Working Capital Amount for purposes of calculating the Closing Date Payment and any subsequent adjustment to the Purchase Price pursuant to Section 2.07(e).

SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) executed counterparts of instruments of assumption and assignment to vest in the Purchaser all rights, title and interest in and to the Styron Equity Interests;

(b) executed counterparts of each Transaction Document which is to be executed at the Closing and to which a Dow Entity is a party;

(c) a receipt for the Closing Date Payment;

(d) the certificate referenced in Section 8.02(a)(iv); and

(e) a certificate of the non-foreign status of the Seller pursuant to Section 1.1445-2(b)(2) of the Regulations.

SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

(a) the Closing Date Payment by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) executed counterparts of instruments of assumption and assignment to vest in the Purchaser all rights, title and interest in and to the Styron Equity Interests;

(c) executed counterparts of each Transaction Document which is to be executed at the Closing and to which the Purchaser or any of its Affiliates is a party;

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(d) the certificate referenced in Section 8.01(a)(iii);

(e) a promissory note in an original principal amount equal to the Seller Note Amount, on the terms set forth on Exhibit TT and other mutually agreeable terms; and

(f) the Holdco Equity Interests, for an aggregate purchase price equal to the Dow Investment Amount and on the terms set forth on Exhibit SS and other mutually agreeable terms, if and only if the Seller provides a written notice to the Purchaser within 30 days after the date of this Agreement, specifying whether it elects to purchase Holdco Equity Interests at Closing and the amount of the Dow Investment Amount (provided that such written notice shall be irrevocable upon receipt by the Purchaser).

SECTION 2.06. Delayed Closings.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Article X, in the event that all of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing and other than conditions relating to JV Transfer Requirements) have been satisfied, but a JV Transfer Requirement with respect to any of the Transferred JV Entities has not been satisfied (each such entity, a “Delayed Closing JV”), the Closing shall occur other than with respect to each such Delayed Closing JV and the related JV Transferred Assets. The equity interests in each Delayed Closing JV and the related JV Transferred Assets shall not be transferred to the Styron Group at or prior to the Closing and shall not constitute “Transferred Assets” unless subsequently transferred to the Styron Group at a Delayed Closing pursuant to this Section 2.06. Prior to the occurrence of a Delayed Closing, each Delayed Closing JV and the related JV Transferred Assets shall be held for the account of Dow and Dow shall remain entitled to all the benefits associated with the ownership of the equity interests in such Delayed Closing JV and the related JV Transferred Assets; provided, the Seller will hold in trust for the benefit of the Purchaser the amount of any Distributions from the date of this Agreement until the first anniversary of the Closing in an interest bearing account and will transfer such amounts to the Purchaser at the Delayed Closing; provided, however, the Seller will retain the amount of such Distributions if the JV Transfer Requirements with respect to a Delayed Closing JV are not satisfied on or prior to the first anniversary of the Closing Date.

(b) If, prior to the first anniversary of the Closing Date, the JV Transfer Requirements with respect to a Delayed Closing JV are satisfied and the Seller confirms in writing the satisfaction of such JV Transfer Requirements, the sale and purchase of the Transferred JV Interests in such Delayed Closing JV and the related JV Transferred Assets shall take place at a closing (each such closing, a “Delayed Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on the fifth Business Day following the Purchaser’s receipt of the written confirmation from the Seller regarding the satisfaction of the JV Transfer Requirements applicable to such Delayed Closing JV or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (each day on which a Delayed Closing takes place, being a “Delayed Closing Date”).

(c) At each Delayed Closing, the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such documents and other instruments, as may be

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reasonably necessary to transfer the Transferred JV Interests in the applicable Delayed Closing JV and the related JV Transferred Assets to a member of the Styron Group and the Purchaser shall deliver to the Seller by wire transfer in immediately available funds to the Purchase Price Bank Account the applicable Delayed Closing Purchase Price.

(d) Notwithstanding anything contained herein to the contrary, the JV Transfer Requirements shall be the only conditions required to be satisfied or waived prior to a Delayed Closing in order to consummate the transactions contemplated by this Section 2.06 with respect to any Delayed Closing JV. From the Closing Date to the Delayed Closing Date, the parties hereto shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing in respect of the Delayed Closing JVs and, unless the context clearly requires otherwise and except for purposes of Article VII, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to any Delayed Closing JV, be deemed to refer to the Delayed Closing or the Delayed Closing Date for each such Delayed Closing JV, respectively. With respect to any Delayed Closing JV that is acquired by the Purchaser pursuant to Section 2.06, all references in Article IX to the “Closing” or the “Closing Date” shall, with respect to such Delayed Closing JV, be deemed to refer to the Delayed Closing or the Delayed Closing Date for such Delayed Closing JV.

(e) During the period from the Closing Date to the earlier of (i) the applicable Delayed Closing Date; and (ii) the first anniversary of the Closing Date, the parties hereto shall, and shall cause their respective Affiliates to, cooperate fully and use reasonable best efforts to take such actions with respect to each Delayed Closing JV as may be reasonably requested by the other parties hereto in order to permit the transfer of the Delayed Closing JVs and the related JV Transferred Assets in accordance with this Section 2.06.

(f) In the event any JV Transfer Requirements have not been satisfied with respect to a Delayed Closing JV on or prior to the first anniversary of the Closing Date, thereafter, the Seller shall not have any further obligation with respect to the JV Transfer Requirements or to transfer the equity interests in any such Delayed Closing JV or the related JV Transferred Assets and all obligations of the parties hereto with respect to any such Delayed Closing JV and the related JV Transferred Asset shall terminate.

SECTION 2.07. Adjustment of the Purchase Price.

(a) Within 60 days after the Closing Date, the Seller shall prepare and deliver to the Purchaser (i) the Initial Working Capital Statement; and (ii) the Initial Employee Liabilities Statement.

(b) At all reasonable times during the 30 day period immediately following the Purchaser’s receipt of the Initial Working Capital Statement and the Initial Employee Liabilities Statement until the Objection Deadline Date, the Seller shall (i) provide or cause to be provided, to the Purchaser and its officers, employees and authorized agents and representatives, including any accountants retained by the Purchaser (subject to the execution and delivery by the Purchaser of any reasonable acknowledgement or reliance letter required by the Seller’s accountants), during normal business hours, reasonable access to the books, records and working

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papers of the Seller relating to the Initial Working Capital Statement and the Initial Employee Liabilities Statement reasonably requested by the Purchaser; and (ii) during normal business hours, make reasonably available to the Purchaser and its representatives the individuals employed by the Seller or its Affiliates who prepared or were responsible for the preparation of the Initial Working Capital Statement and the Initial Employee Liabilities Statement, in order to respond to the inquiries of the Purchaser related thereto, and shall cooperate with the Purchaser in connection with the analysis of the Initial Working Capital Statement and the Initial Employee Liabilities Statement.

(c) The Purchaser shall deliver to the Seller by the Objection Deadline Date either a notice indicating that the Purchaser accepts the Initial Working Capital Statement and the Initial Employee Liabilities Statement (“Notice of Acceptance”) or a statement describing in reasonable detail its objections to the Initial Working Capital Statement or the Initial Employee Liabilities Statement (“Notice of Disagreement”); provided, that any objections must be on the grounds that (i) the Initial Working Capital Statement was not determined in accordance with Schedule 2.07; (ii) the Initial Employee Liabilities Statement was not determined in accordance with the definition of Employee Liabilities Amount; or (iii) the Initial Working Capital Statement or the Initial Employee Liabilities Statement was arrived at based on mathematical or clerical error. If the Purchaser delivers to the Seller a Notice of Acceptance with respect to the Initial Working Capital Statement or the Initial Employee Liabilities Statement, or the Purchaser does not deliver a Notice of Disagreement on or before the Objection Deadline Date with respect to the Initial Working Capital Statement or the Initial Employee Liabilities Statement, then, effective as of the earlier of the date of delivery of such Notice of Acceptance and the end of the Objection Deadline Date, the Initial Working Capital Statement shall be deemed to be the Final Working Capital Statement and the Initial Employee Liabilities Statement shall be deemed to be the Final Employee Liabilities Statement. If the Purchaser timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Initial Working Capital Statement shall be final and binding upon the parties hereto.

(d) The Disputed Items set forth on the Notice of Disagreement shall be resolved as follows:

(i) The Seller and the Purchaser shall first use commercially reasonable efforts to resolve such Disputed Items.

(ii) Any resolution by the Seller and the Purchaser as to such Disputed Items shall be final and binding on the parties hereto.

(iii) If the Seller and the Purchaser do not reach a resolution of all Disputed Items set forth on the Purchaser’s Notice of Disagreement within 30 days after delivery of such Notice of Disagreement, the Seller and the Purchaser shall, within 30 days following the expiration of such 30-day period, engage the Neutral Accountant, pursuant to an engagement agreement executed by the Seller, the Purchaser and the Neutral Accountant, to resolve any Unresolved Objections.

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(iv) The Neutral Accountant shall be instructed only to resolve the Unresolved Objections based on information provided by the Seller and the Purchaser and shall be instructed not to otherwise investigate such matters independently. The Seller and the Purchaser shall request that the Neutral Accountant make a final determination (which determination shall be binding on the parties hereto) of the Closing Date Working Capital Amount and the Employee Liabilities Amount within 30 days from the date the Unresolved Objections were submitted to the Neutral Accountant, and such final determination shall be deemed the Final Working Capital Statement and the Final Employee Liabilities Statement. During the 30-day review by the Neutral Accountant, the Seller and the Purchaser shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

(v) The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon the parties hereto. The parties hereto agree that the procedure set forth in this Section 2.07(d) for resolving disputes with respect to the Initial Working Capital Statement, the Closing Date Working Capital Amount, the Initial Employee Liabilities Statement and the Employee Liabilities Amount shall be the sole and exclusive method for resolving any such disputes.

(vi) The Seller and the Purchaser shall share the fees and expenses of the Neutral Accountant equally.

(e) The Initial Working Capital Statement, including any modifications resulting from the resolution of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Working Capital Statement and be binding on the parties hereto for the purposes of this Section 2.07 upon the earliest to occur of (i) the delivery by the Purchaser of the applicable Notice of Acceptance or the failure of the Purchaser to deliver the Notice of Disagreement with respect to the Initial Working Capital Statement by the Objection Deadline Date pursuant to Section 2.07(c); (ii) the resolution of all Disputed Items by the Seller and the Purchaser pursuant to Section 2.07(d)(ii); and (iii) the resolution of all Disputed Items pursuant to Section 2.07(d)(iv) by the Neutral Accountant. Within five Business Days after the Final Working Capital Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i) If the Closing Date Working Capital Amount as shown on the Final Working Capital Statement exceeds the Estimated Closing Date Working Capital Amount (such difference, the “Closing Underpayment”) by an amount equal to at least $500,000, the Purchaser shall, or shall cause a member of the Styron Group to pay to the Seller within five Business Days of the final determination of the Closing Date Working Capital Amount an amount equal to such Closing Underpayment by wire transfer of immediately available funds to the Purchase Price Bank Account.

(ii) If the Closing Date Working Capital Amount as shown on the Final Working Capital Statement is less than the Estimated Closing Date Working Capital Amount (such difference, the “Closing Overpayment”) by an amount equal to at least

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$500,000, the Seller shall pay to the Purchaser within five Business Days of the final determination of the Closing Date Working Capital Amount an amount equal to such Closing Overpayment by wire transfer of immediately available funds to a bank account designated in writing by the Purchaser (such designation to be made at least three Business Days prior to the day on which such payment is due).

(iii) For the avoidance of doubt, if the Closing Underpayment or the Closing Overpayment described in clauses (i) or (ii) above is less than $500,000, the Purchase Price shall not be adjusted and no payments shall be due under this Section 2.07.

(f) The Initial Employee Liabilities Statement, including any modifications resulting from the resolution of any Disputed Items set forth in the Notice of Disagreement, shall be deemed to be the Final Employee Liabilities Statement and be binding on the parties hereto for the purposes of this Section 2.07 upon the earliest to occur of (i) the delivery by the Purchaser of the applicable Notice of Acceptance or the failure of the Purchaser to deliver the Notice of Disagreement with respect to the Initial Employee Liabilities Statement by the Objection Deadline Date pursuant to Section 2.07(c); (ii) the resolution of all Disputed Items by the Seller and the Purchaser pursuant to Section 2.07(d)(ii); and (iii) the resolution of all Disputed Items pursuant to Section 2.07(d)(iv) by the Neutral Accountant. Within five Business Days after the Final Employee Liabilities Statement becomes or is deemed final and binding on the parties hereto, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i) If the Employee Liabilities Amount as shown on the Final Employee Liabilities Statement is less than the Estimated Employee Liabilities Amount (such difference, the “Closing Employee Liabilities Overpayment”) by an amount equal to at least $500,000, the Purchaser shall, or shall cause a member of the Styron Group to pay to the Seller within five Business Days of the final determination of the Employee Liabilities Amount an amount equal to such Closing Employee Liabilities Overpayment by wire transfer of immediately available funds to the Purchase Price Bank Account.

(ii) If the Employee Liabilities Amount as shown on the Final Employee Liabilities Statement exceeds the Estimated Employee Liabilities Amount (such difference, the “Closing Employee Liabilities Underpayment”) by an amount equal to at least $500,000, the Seller shall pay to the Purchaser within five Business Days of the final determination of the Employee Liabilities Amount an amount equal to such Closing Employee Liabilities Underpayment by wire transfer of immediately available funds to a bank account designated in writing by the Purchaser (such designation to be made at least three Business Days prior to the day on which such payment is due).

(g) For the avoidance of doubt, if the Closing Employee Liabilities Overpayment or the Closing Employee Liabilities Underpayment described in clauses (i) or (ii) of Section 2.07(f) is less than $500,000, the Purchase Price shall not be adjusted and no payments shall be due under this Section 2.07.

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(h) Any payment required to be made pursuant to this Section 2.07 shall bear interest from the Closing Date through and including the date of payment at the Interest Rate. Adjustments made pursuant to this Section 2.07 shall be netted against each other.

(i) If the WC Payment Amount is not paid to the Seller at the Closing, then the Purchaser shall pay the WC Payment Amount to the Seller on the tenth Business Day after the Closing Date by wire transfer in immediately available funds to the Purchase Price Bank Account.

(j) To the extent that any of the parties hereto or any of their respective Affiliates have any obligation under this Agreement or any of the other Transaction Documents to indemnify or to make any other payment, no amount with respect to a matter to which such obligation or payment relates shall be included in the calculation of the Closing Date Working Capital Amount or the Employee Liabilities Amount. No amount with respect to a matter shall be included more than once in the calculation of the Closing Date Working Capital Amount or the Employee Liabilities Amount.

(k) If the delivery deadline date for the Initial Working Capital Statement, the Initial Employee Liabilities Statement or the Objection Deadline Date is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, subject to such exceptions as are disclosed in writing in the Seller Disclosure Schedule, as follows:

SECTION 3.01. Organization, Authority and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Styron LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Styron Holding B.V. is a limited liability company (besloten vennootschap) duly organized and validly existing under the Laws of the Netherlands and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller and the Styron Holdcos of this Agreement, the performance by the Seller and the Styron Holdcos of their respective obligations hereunder and the consummation by the Seller and the Styron Holdcos of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and the Styron Holdcos. This Agreement has been duly executed and delivered by the Seller and the Styron Holdcos, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller

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and the Styron Holdcos, enforceable against the Seller and the Styron Holdcos in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.02. Ownership of Styron Group.

(a) As of immediately preceding the Closing Time: (i) Dow will be the record and beneficial owner of, and will have good and valid title to, all of the Styron Equity Interests, in each case, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws; (ii) the Styron Holdcos will be the beneficial owner, directly or indirectly, of all of the capital stock or other ownership interests of each member of the Styron Group (other than the Styron Holdcos) (other than director nominee shares and other de minimis ownership interests held by third parties to the extent required to comply with applicable Law), in each case free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws; and (iii) there will be no outstanding options, warrants, convertible or exchangeable securities or other rights, appreciation rights, “phantom” units, performance units or similar securities, agreements, subscriptions, arrangements or commitments relating to the Styron Equity Interests or any other capital stock or other ownership interests of any member of the Styron Group.

(b) As of the Closing Time, all of the Styron Equity Interests, the capital stock or other ownership interests of each other member of the Styron Group will have been duly authorized and validly issued and, to the extent such concepts are applicable, will be fully paid and non-assessable, and none of the Styron Equity Interests, any of the capital stock or other ownership interests of any other member of the Styron Group will have been issued in violation of, and none of the Styron Equity Interests, any capital stock or other ownership interests of any other members of the Styron Group will be subject to, any preemptive or subscription rights. Prior to the transfer of any of the Transferred JV Interests on the Closing Date or any Delayed Closing Date, Dow shall have satisfied in full or otherwise received waivers from any applicable owners of the Transferred JV Entities of any right of first refusal or other consent requirement necessary to be obtained under the governing documents of such Transferred JV Entity. At the Closing, the Seller will, or will cause one of its Subsidiaries to, have, and to deliver to the Purchaser good and valid title to the Styron Equity Interests, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws.

SECTION 3.03. No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.04, and except as may result from any facts or circumstances relating solely to the Purchaser or its Affiliates, the execution, delivery and performance by the Seller and the Styron Holdcos of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Seller or the applicable organizational documents of the Styron Holdcos; (b) conflict with or violate any material Law or material Governmental Order applicable to the Seller or the Styron Holdcos; (c) conflict in any material respect with, result in any material breach of, constitute a material default (or an event

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which, with or without the giving of notice or lapse of time, or both, could become a material default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Material Contract to which Dow is a party or any member of the Styron Group is a party.

SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance by the Seller and the Styron Holdcos of this Agreement do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act; (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, to the extent the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement or would not have a Material Adverse Effect; (c) consents, approvals, authorizations or other orders or declarations of, actions by, filings with, notifications to or permits from any Governmental Authority relating to the Restructuring Transactions or the creation of the leasehold interests at the Retained Sites; (d) any JV Transfer Requirements; or (e) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.05. Financial Information.

(a) True and complete copies of the Financial Statements and the Business Financial Statements have been made available by the Seller to the Purchaser and are set forth on Schedule 1.01(f).

(b) The Financial Statements, subject to the notes thereto (i) were properly derived from the books and records of the Seller; (ii) present fairly in all material respects the assets of the Business to be sold and the related revenues, direct expenses and equity in earnings of the non-consolidated affiliates of the Business, as such Business was operated by the Seller, as of the dates thereof or for the periods covered thereby; and (iii) were prepared in accordance with the Accounting Principles, consistently applied.

(c) The 2009 Historical Financial Statements, when prepared and delivered to the Purchaser, (i) will be properly derived and prepared from the books and records of the Seller; (ii) will present fairly in all material respects the assets of the Business to be sold and the related revenues, direct expenses and equity in earnings of the non-consolidated affiliates of the Business, as such Business was operated by the Seller, as of the dates thereof or for the period covered thereby; and (iii) will be prepared in accordance with the Accounting Principles, consistently applied.

(d) The Business Financial Statements (i) were properly derived and prepared from the books and records of the Seller; (ii) include the adjustments set forth on Appendix I to Schedule 1.01(o); and (iii) present fairly in all material respects the results of operations of the Business on a pro forma basis, for the periods covered thereby.

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SECTION 3.06. Indebtedness; Undisclosed Liabilities. (a) Section 3.06 of the Seller Disclosure Schedule sets forth a true and complete schedule of the Indebtedness of the Styron Group as of the close of business on the Business Day immediately prior to the Closing Date.

(e) As of the Closing Date, the Styron Group and, to the Seller’s Knowledge the Transferred JV Entities, will not have any material Liabilities of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except: (i) for the Assumed Liabilities; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2009 and (iii) the Current Liabilities.

SECTION 3.07. No Material Adverse Effect. Since December 31, 2008, (i) except for the Restructuring Transactions, Dow has operated the Business in the ordinary course of business, consistent with past practice, in all material respects; and (ii) there has not occurred any event or condition that individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Litigation. As of the date of this Agreement, there is no Action by or against Dow and relating to the Business pending or, to the Seller’s Knowledge, threatened before any Governmental Authority, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.09. Compliance with Laws; Permits.

(a) Except with respect to Environmental Laws, Dow as of the date of this Agreement, conducts the Business (including, for all purposes of this Section 3.09, each member of the Styron Group and to the Seller’s Knowledge each of the Transferred JV Entities) in all material respects in accordance with all material Laws and Governmental Orders applicable to the Business, and Dow is, as of the date of this Agreement, not in violation in any material respect of any such material Law or Governmental Order applicable to the Business.

(b) On or prior to the Closing, all material governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar material documents, authorizations or instruments necessary or required for the conduct of the Business as presently operated and conducted (“Material Permits”) shall have been obtained and will be valid and in full force and effect, all material fees and charges with respect to such Material Permits shall have been paid in full, and no event shall have occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or material limitation of any such Material Permit.

SECTION 3.10. Intellectual Property.

(a) To the Seller’s Knowledge, (i) the conduct of the Business does not infringe, misappropriate, or violate any valid, enforceable and unexpired Intellectual Property of any other Person; (ii) each item of Registered Owned Intellectual Property that is material to the Business is valid and enforceable; and (iii) no Person is engaging in any activity that infringes,

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misappropriates, or violates any Owned Intellectual Property in a manner that would reasonably be expected to be material to the Business.

(b) A Dow Entity is the exclusive owner of each item of Registered Owned Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances.

(c) As of the date of this Agreement, there is no Action initiated by any other Person pending or, to the Seller’s Knowledge, threatened in writing against Dow (i) alleging that the conduct of the Business infringes, misappropriates, or violates the Intellectual Property of another Person; or (ii) challenging or seeking to restrict the ownership right of a Dow Entity in, or the right of a Dow Entity to use, the Business Intellectual Property or to restrict the right of a Dow Entity to use any Intellectual Property to be exclusively licensed to Purchaser pursuant to the Styron License Agreement; provided, that, for the purposes of this Section 3.10(c), any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Dow shall be deemed to be “threatened” rather than “pending”.

(d) All currently due maintenance fees, annuities, or renewal fees for the Registered Owned Intellectual Property that is material to the Business have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the applicable Governmental Authority for the purposes of maintaining such Intellectual Property.

(e) The Dow Entities have taken commercially reasonable measures consistent with industry standards to protect the confidentiality of trade secrets and confidential information included in the Owned Intellectual Property, including entering into confidentiality agreements with third parties having access to such trade secrets and confidential information.

(f) The representations and warranties contained in this Section 3.10 are the only representations and warranties being made by the Seller in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

SECTION 3.11. Real Property.

(a) Schedule 1.01(l) sets forth the address of each Owned Real Property. A Dow Entity has good and marketable fee simple title to such Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Other than the right of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c) Schedule 1.01(i) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. Dow has delivered to the Purchaser a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on

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Section 3.11(c) of the Seller Disclosure Schedule, with respect to each Lease: (i) assuming good fee title vested in the applicable landlord, to the Seller’s Knowledge, a Dow Entity has a valid and binding leasehold interest in each Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances; (ii) Dow’s possession and quiet enjoyment of the Leased Real Property under such Leases has not been disturbed; (iii) neither Dow nor, to Seller’s Knowledge, any other party to the Leases is in breach or default under such Lease, and to Seller’s Knowledge no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) to Seller’s Knowledge no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the other party to such Lease is not an affiliate of Dow; (vi) Dow has not subleased any of the Leased Real Property or any portion thereof; (vii) Dow has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(d) As of the Closing Date, a Styron Holdco or a Styron Subsidiary will have a valid and binding leasehold interest in each Retained Site (collectively, the “Ground Leases”), free and clear of all Encumbrances other than Permitted Encumbrances.

(e) A Dow Entity is either the tenant, licensor or the owner of each of the Ancillary Locations.

(f) The Owned Real Property identified in Schedule 1.01(l), the Leased Real Property identified in Schedule 1.01(i), the Retained Sites identified in Schedule 1.01(q) and the Ancillary Locations identified in Schedule 1.01(a) comprise all of the material real property used or intended to be used in, or otherwise related to, the Business.

(g) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Transferred Sites and Transferred Facilities (the “Improvements”), are in good condition and repair and sufficient for the operation of the Business. To Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

SECTION 3.12. Employee Benefit Matters.

(a) U.S. Dow Plans and Material Documents. Section 3.12(a) of the Seller Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit or compensation plans, programs, agreements or arrangements, and all material employment, termination, retention (other than those retention agreements that remain the exclusive obligation of the Seller post-Closing), severance or other contracts or agreements, to which a Dow Entity is a party, with respect to which a Dow Entity has any Liability or which are maintained, administered, sponsored, contributed to or required to be contributed to by a Dow Entity for the benefit of any U.S.

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Employee or any Union Employee who is employed in the United States (collectively, the “U.S. Dow Plans”). The Seller has made available to the Purchaser a true and complete copy of each U.S. Dow Plan (and all material amendments thereto) or the most recent summary plan description provided to participants for each U.S. Dow Plan.

(b) Non-U.S. Dow Plans and Material Documents. Section 3.12(b) of the Seller Disclosure Schedule lists all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit or compensation plans, programs, agreements or arrangements, and all material employment, termination, retention (other than those retention agreements that remain the exclusive obligation of the Seller post-Closing), severance or other contracts or agreements, to which a Dow Entity is a party, with respect to which a Dow Entity has any Liability or which are maintained, contributed to or sponsored by a Dow Entity for the benefit of any Non-U.S. Employee or Union Employee who is employed outside the United States (other than statutory plans) (collectively, the “Non-U.S. Dow Plans” and together with the U.S. Dow Plans, the “Plans”). To the Knowledge of the Seller, a true and complete copy of each Non-U.S. Dow Plan has been made available to the Purchaser or the most recent summary plan description provided to participants for each Non-U.S. Dow Plan.

(c) Qualification of Certain U.S. Dow Plans. Each U.S. Dow Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the Internal Revenue Service covering all of the provisions applicable to the U.S. Dow Plan for which determination letters are currently available that the U.S. Dow Plan is so qualified and each trust established in connection with any U.S. Dow Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that could reasonably be expected to adversely affect the qualified status of any such U.S. Dow Plan or the exempt status of any such trust.

(d) ERISA Liabilities. None of the Seller, any of its Affiliates or any ERISA Affiliate has any Liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “defined benefit plan” (as defined in Section 3(35) of ERISA) or pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law that could become a Liability of Styron LLC, the Styron Group, the Purchaser or any of their Affiliates. None of Styron LLC, the Styron Group, the Purchaser or any of their Affiliates will have any Liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), any “defined benefit plan” (as defined in Section 3(35) of ERISA), or as a result of at any time being treated as a single employer with any Dow Entity under Section 414 of the Code.

SECTION 3.13. Labor Matters.

(a) Section 3.13(a) of the Seller Disclosure Schedule lists each Union Contract that is applicable to the current Business Employees, including Union Employees, except for those agreements required by applicable foreign Law. Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, with respect to Business Employees, Dow is not party

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to any collective bargaining agreement or other relationship with any labor organization or other employee representative.

(b) With respect to Business Employees, including Union Employees, (i) there are no strikes or lockouts pending, or to the Knowledge of the Seller, threatened, and no such actions have occurred within the past three (3) years; (ii) to the Knowledge of the Seller, there is no union organizing or decertification effort pending or threatened against the Business, and no such effort has occurred within the past three (3) years; (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Seller, threatened against the Business; and (iv) there is no slowdown, or work stoppage in effect or, to the Knowledge of the Seller, threatened, and no such action has occurred within the past three (3) years.

(c) With respect to the transactions contemplated by this Agreement, any notice required by Law or any collective bargaining agreement has been, or prior to the Closing will be, given, and all bargaining obligations of the Seller have been, or prior to the Closing will be, satisfied.

(d) With respect to the Business, during the past three (3) years, Dow has not implemented any plant closing or mass layoff that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related Law (collectively, the “WARN Act”).

SECTION 3.14. Taxes.

(a) All material Tax Returns required to have been filed by or with respect to the Business or by or with respect to any member of the Styron Group have been timely filed (taking into account any extension of time to file granted or obtained) and each such Tax Return is true, correct and complete in all material respects; (b) all material Taxes owed with respect to the Business or by any member of the Styron Group have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed by a Taxing Authority in writing against any member of the Seller Tax Group with respect to the Business or any member of the Styron Group that has not been satisfied by payment, settled or withdrawn; (d) no Tax audits or administrative or judicial proceedings are being conducted, pending or threatened in writing with respect to the Business or any member of the Styron Group; (e) no claim has ever been made in writing by an authority in a jurisdiction where Tax Returns have not been filed by a member of the Styron Group that the Business (or any member of the Styron Group) is or may be subject to taxation in that jurisdiction; (f) no member of the Styron Group is the subject of any Tax allocation, sharing or indemnity agreements or arrangements other than the deeds of tax indemnity that may be entered into by certain members of the Styron Group, on the one hand, and Seller or its Subsidiaries on the other hand, in connection with the Restructuring Transactions; (g)the terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Taxing Authority or Governmental Authority with respect to the Business are being complied with; and (h) Section 3.14(h) of the Seller Disclosure Schedule lists the entity classification (i.e., disregarded entity, partnership or association taxable as a corporation) for U.S. federal income tax purposes of each member of the Styron Group as of the Closing Date.

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SECTION 3.15. Material Contracts.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a true and complete list of each of the following written Transferred Contracts, Partially Transferred Contracts and leases to a Dow Entity (including members of the Styron Group) of Leased Real Property in effect as of the date of this Agreement (such contracts, agreements and commitments being “Material Contracts”):

(i) any agreement for the purchase of products or for the receipt of services, the performance of which will extend over a period of more than one year and which involved consideration or payments by a Dow Entity in excess of $1,000,000 in the aggregate during the year ended December 31, 2009;

(ii) any agreement for the furnishing of products or services by a Dow Entity to its customers, the performance of which will extend over a period of more than one year and which involved consideration or payments by such customers in excess of $1,000,000 in the aggregate during the year ended December 31, 2009;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any material Transferred IP Agreement, other than licenses with respect to off-the-shelf, shrink-wrap or click-wrap software applications;

(v) any agreement under which there has been imposed any Encumbrance other than Permitted Encumbrances on any of the assets, tangible or intangible, of the Business;

(vi) any employment related (including for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis) contract or arrangement that is a Transferred Contract or Partially Transferred Contract and that provides for total annual compensation in excess of $250,000;

(vii) the lease agreements, and if applicable, sublease agreements pertaining to each parcel of Leased Real Property in excess of $1,000,000 in annual rent;

(viii) all contracts and agreements other than the Transaction Documents between or among any Dow Entity (excluding members of the Styron Group), on the one hand, and a member of the Styron Group, on the other hand (other than contracts and agreements that will be terminated on or prior to the Closing Date);

(ix) any contract to which a member of the Styron Group is a party relating to any interest rate, currency or commodity derivative, hedge, derivative transaction or similar transaction;

(x) any contract containing a right of first refusal, right of first offer, put, call or similar right pursuant to which any member of the Styron Group could be required to purchase or sell, any securities; and

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(xi) any contract other than described above to which any Dow Entity (including members of the Styron Group) is a party that: if breached, terminated or not renewed would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Material Contract (i) as of the date of this Agreement, is valid, binding and enforceable on the applicable Dow Entity (including, if applicable, a member of the Styron Group) and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to general equitable principles (whether considered in a proceeding in equity or at Law); and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.03(c) of the Seller Disclosure Schedule are not obtained, shall continue in full force and effect and on substantially similar terms following the Closing (other than terms that are amended in connection with the Restructuring Transactions) without material penalty or other material adverse consequence. There is no pending default under, or breach of, any Material Contract by the applicable Dow Entity (including, if applicable, a member of the Styron Group) or, to the Knowledge of the Seller, any other counterparty thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by such Dow Entity or, to the Knowledge of the Seller, any other counterparty thereto. As of the date of this Agreement, Dow (including, if applicable, a member of the Styron Group) has not received any written notice from, or made a written claim against, any party to any such Material Contract with respect to any breach or default thereunder.

SECTION 3.16. Environmental Matters.

(a) (i) Dow is conducting the Business in material compliance with and the Business is in material compliance with Environmental Law; (ii) in connection with the Business, Dow has obtained and is in material compliance with all Environmental Permits used to conduct the Business; (iii) in connection with the Business, Dow has not, to the Seller’s Knowledge, Released any Hazardous Materials that require any Remedial Action that is not an Excluded Liability pursuant to any Environmental Law; (iv) to the Seller’s Knowledge, there has been no Release of any Hazardous Materials at any Owned Real Property or any Standalone Site that requires any Remedial Action that is not an Excluded Liability pursuant to any Environmental Law; and (v) there is no written Action pending or, to the Seller’s Knowledge, threatened in writing, in connection with the Business, against Dow that is not an Excluded Liability that relates to any violation or alleged violation of, or any Liability or alleged Liability under, any Environmental Law.

(b) Dow has not received any written notice of any violation, revocation, suspension, modification or nonrenewal of any Environmental Permit, except for any violation, revocation, suspension, modification or nonrenewal that, individually or in the aggregate, would not have a Material Adverse Effect.

(c) The representations and warranties contained in this Section 3.16 (i) are the only representations and warranties being made by the Seller in this Agreement with respect

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to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the Business, the Owned Real Property, the Leased Real Property or this Agreement or its subject matter; and (ii) shall not apply to the Contract Manufacturing Sites.

SECTION 3.17. Sufficiency of Assets; Title to Tangible Property.

(a) After giving effect to the Restructuring Transactions, the Transferred Assets, the employment of the Business Employees, the services to be provided, the licenses to be granted and the other arrangements contemplated by the Transaction Documents will be sufficient for the Styron Group to conduct, in all material respects, the Business immediately after the Closing in substantially the same manner as currently conducted by Dow.

(b) After giving effect to the Restructuring Transactions, each member of the Styron Group will have good and marketable title to, or a valid and binding leasehold or license interest in, all Tangible Property, free and clear of any Encumbrances other than Permitted Encumbrances.

SECTION 3.18. Brokers. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Seller or any member of the Styron Group. The Seller shall be solely responsible for the fees, expenses and liabilities of any Person identified in Section 3.18 of the Seller Disclosure Schedule.

SECTION 3.19. Disclaimer of the Seller.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE TRANSFERRED ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE; (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING.

(b) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLER SET FORTH IN ARTICLE IX, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, ITS AFFILIATES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM, THE VENDOR DUE DILIGENCE REPORT AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE

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PURCHASER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller, subject to such exceptions as are disclosed in writing in the Purchaser Disclosure Schedule, as follows:

SECTION 4.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller and the Styron Holdcos) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and subject to general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.02. No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, and except as may result from any facts or circumstances relating solely to the Seller or its Affiliates, the execution, delivery and performance by the Purchaser of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser; (b) conflict with or violate any material Law or material Governmental Order applicable to the Purchaser; or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or an event which, with or without the giving of notice or lapse of time, or both, could become a material default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

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SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with, notification to or permit from, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act; (b) any additional consents, approvals, authorizations, filings and notifications under any other applicable antitrust, competition, or trade regulation Law, to the extent the failure to obtain any such consent, approval, authorization or action, or to make any such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement; or (c) as may be necessary as a result of any facts or circumstances relating solely to the Seller or any of its Affiliates.

SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Styron Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. The Purchaser agrees that the Styron Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Purchaser is able to bear the economic risk of holding the Styron Equity Interests for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.05. Financing; Guarantee.

(a) The Purchaser has delivered to the Seller true and complete copies of (i) an executed commitment letter (including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement) (the “Investor Financing Commitment”), from Bain Capital Fund X, L.P. and Bain Capital Europe Fund III, L.P. (collectively, the “Investors”) pursuant to which the Investors have committed to provide the Purchaser with financing in an aggregate amount equal to the Investor Commitment Amount (the “Investor Financing”); (ii) an executed commitment letter (including (A) all exhibits, schedules, annexes and amendments to such agreements in effect as of the date of this Agreement; and (B) any associated fee letter in redacted form) (the “Senior Debt Financing Commitment”) from the Senior Lenders pursuant to which the Senior Lenders have committed to provide the Purchaser with debt financing in an aggregate amount of $775,000,000 (the “Senior Debt Financing”); and (iii) an executed commitment letter (including (A) all exhibits, schedules, annexes and amendments to such agreements in effect as of the date of this Agreement; and (B) any associated fee letter in redacted form) (the “Mezzanine Debt Financing Commitment” and together with the Investor Financing Commitment and the Senior Debt Financing Commitment, the “Financing Commitments”) from Sankaty Credit Opportunities IV, L.P. (the “Mezzanine Lender”) pursuant to which the Mezzanine Lender has committed to provide the Purchaser with debt financing in an aggregate amount of $150,000,000 (the “Mezzanine Debt Financing” and together with the Investor Financing and the Senior Debt Financing, the “Financing”).

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(b) Each of the Financing Commitments, in the form so delivered, is as of the date of this Agreement in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser under any term or condition of the Financing Commitments. The Purchaser has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement pursuant to the terms of the Financing Commitments. The Financing will provide the Purchaser with acquisition financing at the Closing sufficient to consummate the transactions contemplated by this Agreement and the other Transaction Documents upon the terms contemplated hereby and thereby and to pay all related fees and expenses associated therewith. Other than as set forth in the Debt Financing Commitments, none of the Financing Commitments contains conditions to closing not included in Article VIII as a condition to the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, the Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Purchaser on the Closing Date. Subject to the expiration of the Marketing Period, the parties hereto agree that it shall not be a condition to Closing for the Purchaser to obtain the Financing or the Alternative Financing. Upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (i) the Purchaser will not be insolvent; (ii) the Purchaser will not be left with unreasonably small capital; (iii) the Purchaser will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature; and (iv) the capital of the Purchaser will not be impaired.

(c) Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller the duly executed guarantee of the Investors (the “Guarantor”) attached as Exhibit F (the “Guarantee”). The Guarantee is a legal, valid and binding obligation of the Guarantor and enforceable against the Guarantor in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

SECTION 4.06. Litigation. As of the date of this Agreement, there is no Action by or against the Purchaser or any of its Affiliates pending or, to the knowledge of the Purchaser, threatened before any Governmental Authority, individually or in the aggregate, would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.07. Brokers. Except for Blackstone Advisory Partners L.P., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for the fees and expenses of Blackstone Advisory Partners L.P.

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SECTION 4.08. Independent Investigation; Seller’s Representations.

(a) The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Seller, its Affiliates or their respective officers, directors, employees or representatives (except the specific representations and warranties of the Seller set forth in Article III).

(b) The Purchaser hereby acknowledges and agrees that (i) other than the representations and warranties made in Article III, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Transferred Assets or the Business, including as to (A) merchantability or fitness for any particular use or purpose; (B) the operation of the Business by the Purchaser after the Closing; or (C) the probable success or profitability of the Business after the Closing and any such representation or warranty is hereby expressly disclaimed; and (ii) none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser, its Affiliates or to any other Person resulting from the distribution to the Purchaser, its Affiliates or their respective representatives of, or the Purchaser’s, its Affiliates’ or their respective representatives’ use of, any information relating to the Business, including the Confidential Information Memorandum, the Vendor Due Diligence Report and any information, documents or material made available to the Purchaser, its Affiliates or their respective representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement.

(c) The Purchaser, its Affiliates and their respective representatives have received and may continue to receive from the Seller, its Affiliates and their representatives certain estimates, projections and other forecasts for the Business and certain plan and budget information. The Purchaser acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Seller or its representatives, and the Purchaser shall not, and shall cause its Affiliates and their respective representatives not to, hold any such Person liable with respect thereto.

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ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing. The Seller covenants and agrees that, except for the Restructuring Transactions, as described in Section 5.01 of the Seller Disclosure Schedule or as contemplated, permitted or required by this Agreement, the other Transaction Documents or applicable Law, during the period from the date of this Agreement to the Closing, the Seller shall, and shall cause its Subsidiaries to, (i) conduct the Business and operate the assets and properties used in conducting the Business in the ordinary course of business consistent with past practice in all material respects; (ii) use its reasonable best efforts to preserve intact in all material respects the business organization, assets, rights and goodwill of the Business and each member of the Styron Group; and (iii) will use its reasonable best efforts to keep available the services of present Business Employees in a manner consistent with past practice. Without limiting the generality of the foregoing, except for the Restructuring Transactions, as described in Section 5.01 of the Seller Disclosure Schedule or as contemplated, permitted or required by this Agreement or the other Transaction Documents or applicable Law, the Seller covenants and agrees that, during the period from the date of this Agreement and the Closing, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned, the Seller shall not, and shall cause its Subsidiaries and their respective directors, officers, employees, managers, and representatives to not, with respect to the Business (except with respect to the Transferred JV Interests, from and after the date of this Agreement until the Delayed Closing Date for the applicable Delayed Closing JV, the Seller shall vote its Transferred JV Interests and shall take such action as a member of the governing body for the applicable Transferred JV Entity (subject to its fiduciaries duties under applicable law) in each case in a manner consistent with the following):

(a) issue, grant, sell, transfer, pledge or create any Encumbrance (that will not be removed prior to or at Closing) over, or amend the terms of, any capital stock, notes, bonds or other securities of any member of the Styron Group, any Transferred JV Interests or any securities convertible into or exchange for any shares of the capital stock or other equity interests of any member of the Styron Group or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of the capital stock or other equity interests of any member of the Styron Group, or amend any terms of any such securities;

(b) sell, lease, transfer or otherwise dispose of or permit or allow any of the material Transferred Assets (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing;

(c) take any action (including make any settlement of or compromise any Tax liability, change any Tax election (other than an election under Section 301.7701-3 of the Regulations) or Tax method of accounting or make any new Tax election (other than an election under Section 301.7701-3 of the Regulations) or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment) or omit to take any action, in each case outside the ordinary course of business, if such action or omission would have the effect of

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increasing any Tax liability with respect to the Business, any member of the Styron Group or Purchaser for any period after the Closing Date;

(d) change any method of accounting or accounting practice or policy used by Dow (as it relates to the Business), other than such changes as are required by GAAP or a Governmental Authority;

(e) grant or announce any increase in the salaries, bonuses or other benefits payable to any Transferred Employee, other than as required by Law, pursuant to the express terms of any Plans as in effect as of the date of this Agreement or other ordinary increases consistent with the past practices;

(f) grant any rights to retention, severance or termination pay to, or enter into any material new (or materially amend any existing) employment, retention, severance or other agreement or arrangement with any director, officer, employee, agent or consultant of the Business;

(g) implement any plant closing or mass layoff that could implicate the WARN Act;

(h) fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(i) discharge, compromise, satisfy, waive or settle, or offer or propose to discharge, compromise, satisfy, waive or settle, any Action (i) resulting in an obligation of any member of the Styron Group, to pay more than $1,000,000 in respect of discharging, compromising, satisfying, waiving or settling such Action; or (ii) in respect of any claim of any member of the Styron Group to receive any payment of more than $1,000,000 in respect of settling any such Action; or (iii) that is otherwise material to the conduct of the business of the Styron Group, taken as a whole;

(j) permit any member of the Styron Group to acquire (by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business organization or any business or division thereof;

(k) permit any member of the Styron Group to incur, create, assume or otherwise become liable for any Indebtedness, or guarantee any Indebtedness of any Person (other than a member of the Styron Group), except for any Indebtedness, guarantee or responsibility that will be repaid, cancelled or discharged in full prior to the Closing Time;

(l) permit any member of the Styron Group to enter into, renew, extend, materially amend, cancel or terminate any Material Contract or agreement which if entered into prior to the date hereof would be a Material Contract, other than customer or supplier contracts in the ordinary course of business consistent with past practice;

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(m) permit any member of the Styron Group to enter into any joint venture, jointly owned partnership or other similar joint ownership agreement;

(n) abandon, assign or grant any Encumbrance in any material Owned Intellectual Property, other than in the ordinary course of business;

(o) provide any material confidential information regarding the Business to any third party, except in the ordinary course of business consistent with past practice; or

(p) agree to take any of the actions specified in Sections 5.01(a) – (o).

Notwithstanding anything to the contrary in this Agreement, subject to compliance with applicable Law, Dow shall be permitted to declare and pay any dividends or make distributions or cash transfers (including in connection with any “cash sweep” arrangements) prior to the Closing Date.

SECTION 5.02. Access to Information.

(a) From the date of this Agreement until the Closing, upon reasonable notice, the Seller shall, and shall cause its officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford the Purchaser and its contemplated Financing Sources and its and their officers, employees, and authorized agents and representatives reasonable access to, and the right to inspect, where applicable, the employees, premises, books and records, Material Contracts, and other data of the Business and the Styron Group; and (ii) furnish to the Purchaser and its contemplated Financing Sources and its and their officers, employees, and authorized agents and representatives such additional financial and operating data and other information regarding the Business and the Styron Group (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of Dow’s personnel and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Purchaser if, after consultation with its counsel, the Seller determines in good faith that such disclosure would, (x) jeopardize any attorney-client or other legal privilege; or (y) contravene any applicable Laws, fiduciary duty or agreement entered into prior to the date of this Agreement. When accessing any of Dow’s properties, the Purchaser and its officers, employees, authorized agents and representatives shall and the Purchaser shall cause its Financing Sources and their officers, employees, and their authorized agents and representatives to comply with all of Dow’s safety and security requirements for the applicable property. The Purchaser agrees to coordinate any requests for access and information from Dow and its personnel employed by Dow in a manner related to the Business and to consolidate any such requests so as to minimize any disruption to the business operations of Dow to the extent reasonably practicable. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be allowed to sample and analyze any soil or groundwater or other environmental media, or any building material, without the express written consent of the Seller, which may be withheld in the sole and absolute discretion of Seller. No investigation by the Purchaser or information made available to, or received by, the Purchaser (whether before or after the date hereof) shall operate as a waiver, update, modification or

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otherwise affect any of the Purchaser’s rights under this Agreement, including pursuant to Articles VIII, IX and X hereof, or any representation, warranty or agreement of the Seller in this Agreement, nor shall any such investigation or information be deemed to amend, update, modify or supplement the Seller Disclosure Schedule.

(b) In order to facilitate the resolution of any claims made against or incurred by Dow relating to the Business, the preparation or filing of any Tax Returns and other governmental reports or of financial statements in connection with any audit of the Business and for purposes of compliance with any audit, investigation or other examination by any Governmental Authority and with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Purchaser and the Styron Holdcos shall, and shall cause the Styron Subsidiaries and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to, (i) provide the officers, employees, agents and representatives of Dow with such assistance and cooperation in connection with such resolution, preparation, filing or compliance as may reasonably be requested by the Seller; (ii) preserve and retain, or cause to be preserved and retained, the Transferred Information and Transferred Records as delivered hereunder to the Purchaser or the Styron Group and other books and records relating to the Business for periods prior to the Closing; and (iii) upon reasonable notice, afford the officers, employees, agents and representatives of Dow reasonable access (including the right to make, at Dow’s expense, copies), during normal business hours, to such Transferred Information, Transferred Records and other books and records; provided, however, that any such access or furnishing of information shall be conducted in such a manner as not to unreasonably interfere with the normal operations of the Styron Group. The Purchaser and the Styron Holdcos shall, and shall cause the Styron Subsidiaries to, at Dow’s expense, provide such cooperation, information and assistance, and make available personnel formerly employed by Dow (including to prepare and appear as witnesses), as the Seller may reasonably request in connection with (x) any Action by or against Dow; or (y) compliance with securities, environmental, employment and other Laws.

(c) In order to facilitate the resolution of any claims made against or incurred by the Purchaser or any of its Affiliates or any member of the Styron Group relating to the Business, the preparation or filing of any Tax Returns and other governmental reports or of financial statements in connection with any audit of the Business or public offering of securities by the Purchaser, and for purposes of compliance with any audit, investigation or other examination by any Governmental Authority with securities, environmental, employment and other Laws, until the later of the seventh anniversary of the Closing or the expiration of the relevant period for the statutes of limitations (including any extensions thereof), the Seller shall retain the books and records relating to the Business and shall cause each Dow Entity and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) provide the officers, employees, agents and representatives of the Purchaser and the Styron Group with such assistance and cooperation in connection with such resolution, preparation, filing or compliance as may reasonably be requested by the Purchaser or the Styron Holdcos; (ii) preserve and retain, or cause to be preserved and retained, the books and records relating to the Business for periods prior to the Closing which shall not otherwise have been delivered hereunder to the Styron Group; and (iii) upon reasonable notice, afford the officers,

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employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, copies), during normal business hours, to such books and records; provided, however, that any such access or furnishing of information shall be conducted in such a manner as not to unreasonably interfere with the normal operations of the Styron Group. The Seller shall, and shall cause the Dow Entities to, at the Purchaser’s expense, provide such cooperation, information and assistance, and make available personnel employed by Dow in a manner related to the Business (including to prepare and appear as witnesses), as the Purchaser may reasonably request in connection with (x) any Action by or against the Purchaser or any member of the Styron Group; or (y) compliance with securities, environmental, employment and other Laws.

SECTION 5.03. Confidentiality.

(a) The terms of the letter agreement, dated as of May 7, 2009, as amended (the “Confidentiality Agreement”), between the Seller and Bain Capital NY, LLC are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations contained in the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business and the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser, its Affiliates or their respective representatives pursuant to Section 5.02(a) or otherwise by the Seller, any of its Affiliates, or any of their respective officers, directors, employees, agents, representatives, accountants or counsel shall be subject to the terms and conditions of the Confidentiality Agreement and the terms of Section 5.03(a).

(c) From and after the Closing and until the third anniversary of the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning the Business and the Styron Group, except to the extent that such information (i) is or has been published or becomes part of the public domain or otherwise is generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective representatives; or (ii) is lawfully acquired by the Seller, any of its Affiliates or their respective representatives from and after the Closing from sources other than the Purchaser, any of its Affiliates or any member of the Styron Group which, to the knowledge of the Seller, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller, any of its Affiliates or their respective representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law or stock exchange regulations, the Seller shall, to the extent legally permissible, provide notice to the Purchaser in writing, and in so far as is practicable, consult with the Purchaser regarding the disclosure of such information, and shall

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disclose only that portion of such information which the Seller is advised by its counsel is legally required to be disclosed; provided, however, that the Seller shall use its reasonable best efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents.

(a) Each of the parties hereto shall, and shall cause their respective Affiliates to, (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that are necessary or required for the execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the other Transaction Documents; (ii) cooperate with the other party hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto agrees to, and shall cause its respective Affiliates to, make promptly after the date of this Agreement its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable after the date of this Agreement its respective filings and notifications (including any joint filings), if any, under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, or trade regulation Law. The Purchaser shall, and shall cause its Affiliates to, pay all fees or other payments to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b) Without limiting the generality of the Purchaser’s undertaking pursuant to Section 5.04(a), the Purchaser shall, and shall cause each of its Affiliates to, use its best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby. In addition, the Purchaser shall, and shall cause its Affiliates to, defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of

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the Purchaser to use its best efforts, and to take any and all steps necessary to eliminate each and every impediment under any antitrust, competition or trade regulation Law to close the transactions contemplated hereby prior to the Termination Date.

(c) Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. The parties to this Agreement shall, and shall cause their respective Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, or obtaining clearance or approval under any other antitrust, competition or trade regulation Law applicable to this Agreement. The parties to this Agreement shall, and shall cause their respective Affiliates to, provide each other with copies of all correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business; and (ii) as necessary to comply with contractual arrangements. Attorney-client, work product and any privileged information shall be exchanged so as to preserve the attorney-client, work product or any applicable privilege or confidentiality concerns. This Section 5.04(c) shall not apply with respect to the Restructuring Transactions.

(d) The Purchaser shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any other applicable antitrust, competition, or trade regulation Law, applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

SECTION 5.05. Restructuring Transactions. The provisions of Schedule 5.05 shall apply with respect to the Restructuring Transactions.

SECTION 5.06. Retained Names and Marks; Rail Car Marks.

(a) The Purchaser and the Styron Holdcos hereby acknowledge that all right, title and interest in and to the “DOW”, “DOW CHEMICAL”, “THE DOW CHEMICAL COMPANY” and “ROHM AND HAAS” names, together with all variations and acronyms

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thereof and all trademarks, service marks, Internet domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing, including the Dow Diamond logo (i.e., ) (collectively, the “Retained Names and Marks”) are owned exclusively by the Seller or its Affiliates, and that, except as expressly provided below, any and all right of the Purchaser, the Styron Holdcos or the Styron Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller, along with any and all goodwill associated therewith. Each of the Purchaser and the Styron Holdcos further acknowledges that none of the Purchaser, its Affiliates, the Styron Holdcos or the Styron Subsidiaries shall have any rights, or is acquiring any rights, to use the Retained Names and Marks, except for the rights expressly provided herein.

(b) Subject to Section 5.06(e), the Styron Holdcos and the Styron Subsidiaries shall, for a period of 120 days after the date of the Closing, be entitled to use, solely in connection with the operation of the Business as operated immediately prior to the Closing, all of its existing signage and stocks of signs, letterheads, invoice stock, advertisements and promotional materials, Inventory and other documents and materials that are included in the Transferred Assets and contain the Retained Names and Marks (“Existing Stock”), after which period the Styron Holdcos shall, and shall cause the Styron Subsidiaries to, remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock.

(c) Except as expressly provided in this Section 5.06, no other right to use the Retained Names and Marks is granted by Dow to the Purchaser, its Affiliates, the Styron Holdcos or the Styron Subsidiaries whether by implication or otherwise, and nothing hereunder permits the Purchaser, the Styron Holdcos, the Styron Subsidiaries or their respective Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock. The Purchaser and the Styron Holdcos shall ensure that all uses of the Retained Names and Marks as provided in this Section 5.06 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.06 shall inure solely to the benefit of Dow. In no event shall the Purchaser, the Styron Holdcos, the Styron Subsidiaries or their respective Affiliates use the Retained Names and Marks in any manner that may reasonably be expected to damage or tarnish the reputation of Dow or the goodwill associated with the Retained Names and Marks.

(d) The Purchaser and the Styron Holdcos agree that Dow shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser, the Styron Holdcos, the Styron Subsidiaries or any of their respective Affiliates of any Retained Names and Marks after the Closing. In addition to any and all other available remedies, the Purchaser and the Styron Holdcos shall indemnify and hold harmless Dow and its officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Purchaser, the Styron Holdcos, the Styron Subsidiaries or any of their respective Affiliates (i) in accordance with the terms and conditions of this Section 5.06, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party; or (ii) in violation of or outside

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the scope permitted by this Section 5.06. Notwithstanding anything in this Agreement to the contrary, the Purchaser and the Styron Holdcos hereby acknowledge that in the event of any breach or threatened breach of this Section 5.06, the Seller, in addition to any other remedies available to it, shall be entitled to a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser, the Styron Holdcos, the Styron Subsidiaries or any of their respective Affiliates from any such breach or threatened breach.

(e) In connection with the use of any Leased Rail Cars or Owned Rail Cars, the Purchaser and the Styron Holdcos shall, as promptly as possible and, in any event, no later than six months after the Closing Date, use commercially reasonable efforts to (i) remove and cease use of all trademarks or other indicators of source or origin (“Rail Car Marks”) owned or controlled by Dow, including Retained Names and Marks, that are affixed to any such rail cars as of the Closing Date, (ii) obtain new Rail Car Marks with RailInc, which process shall, in any event, be commenced no later than 20 days after the later of the Closing Date or the transfer of each such rail car to the Styron Group, (iii) re-stencil all such rail cars and reprogram each Automatic Equipment Identification tag on such rail cars, in each case, after the new Rail Car Marks have been obtained and, in any event, prior to such rail cars being laden for subsequent trips; and (iv) provide Dow with a list of such new Rail Car Marks, which list shall include cross references to Dow’s former Rail Car Marks for each such rail car.

SECTION 5.07. Updates.

(a) The Seller may, prior to the Closing Date, deliver to the Purchaser modifications, changes or updates to the Seller Disclosure Schedule in order to disclose or take into account facts, matters or circumstances which arise or occur between the date of this Agreement and the Closing Date and which, if existing or occurring as of the date hereof, would have been required to be set forth or described in such Seller Disclosure Schedule. No updated information provided to the Purchaser in accordance with this Section 5.07 shall be deemed to cure any breach of representation, warranty or covenant made in this Agreement, except for breaches resulting from or arising out of (i) ordinary course of business of the Business consistent with past practices; or (ii) actions taken by the Seller and its Subsidiaries that are expressly required or expressly permitted by this Agreement, which in each case such breach will be deemed to be cured and will not be indemnifiable under Article IX.

(b) Prior to the Closing, the Seller shall deliver to the Purchaser, after the execution by the Purchaser of the basis of preparation agreement and such reasonable acknowledgement or non-reliance letters as the Seller’s auditors may request, the 2009 Historical Financial Statements.

(c) The Seller shall deliver to the Purchaser, after the execution by the Purchaser of such reasonable acknowledgement or non-reliance letters as the Seller’s auditors may request, the Post-Closing Required Information as soon as reasonably practicable, but in any event no later than December 31, 2010.

(d) The Seller shall retain Deloitte & Touche LLP to audit the GAAP Financial Statements and the 2010 GAAP Financial Statements in accordance with the auditing standards of the U.S. Public Company Accounting Oversight Board. Following the Closing

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Date, the Purchaser and the Styron Holdcos shall, at their own expense and promptly upon request by the Seller, provide the Seller and Deloitte & Touche LLP with all information in their possession or control, including access at all reasonable times to all books and records of the Styron Holdcos and the Styron Subsidiaries, and all cooperation and assistance (including participation by the boards of directors and similar governing bodies, their respective audit committees, management and employees of the Styron Holdcos and the Styron Subsidiaries in meetings and the execution of documents and instruments reasonably requested by the Seller and Deloitte & Touche LLP in connection therewith) as may in any such case reasonably be required to enable (x) the Seller to prepare the GAAP Financial Statements and the 2010 GAAP Financial Statements; and (y) Deloitte & Touche LLP to audit the GAAP Financial Statements and the 2010 GAAP Financial Statements in accordance with the auditing standards of the U.S. Public Company Accounting Oversight Board.

SECTION 5.08. Insurance. From and after the Closing Date, the Styron Holdcos and the Styron Subsidiaries shall cease to be insured by Dow’s insurance policies or by any of its self-insured programs. For the avoidance of doubt, Dow shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities of the Purchaser, the Styron Holdcos or the Styron Subsidiaries. The Seller shall provide, at the sole cost and expense of the Purchaser, such assistance as the Purchaser or any member of the Styron Group may reasonably request between the date of this Agreement and the Closing to assist the Styron Group in obtaining insurance policies and programs with respect to the Business at the Closing.

SECTION 5.09. Release from Credit Support Instruments. At or prior to the Closing, the Purchaser shall, and shall cause its Affiliates (collectively, the “Purchaser Group”) to, take or cause to be taken all actions necessary to secure the unconditional release of each Dow Entity from the credit support instruments set forth in Schedule 5.09 (the “Credit Support Instruments”), including effecting such release by providing guarantees or other credit support, and the Purchaser shall, and shall cause its Affiliates to, be substituted in all respects for each Dow Entity that is party to the Credit Support Instrument, so that the applicable member of the Purchaser Group shall be solely responsible for the obligations of such Credit Support Instrument; provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Seller. In the event the Seller identifies, after the Closing, guarantees or other credit support instruments relating to the Business to which a Dow Entity is a party (the “Additional Credit Support”), the Seller shall notify the Purchaser and the Styron Holdcos in writing of the existence and terms of such Additional Credit Support, and the Purchaser and the Styron Holdcos, upon receipt of such notice, shall promptly cause the release and substitution of such Additional Credit Support in a manner consistent with the foregoing. All costs and expenses incurred in connection with the release or substitution of the Credit Support Instruments and the Additional Credit Support, as the case may be, shall be borne by the Purchaser and the Styron Holdcos. From and after the Closing, the Purchaser and the Styron Holdcos shall indemnify Dow for any and all Losses arising from or relating to the Credit Support Instruments and the Additional Credit Support.

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SECTION 5.10. Financing.

(a) The Purchaser shall use best efforts to arrange and consummate the Financing as soon as reasonably practicable after the date of this Agreement on the terms and conditions described in the Financing Commitments (provided, that the Purchaser may (x) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement, or (y) otherwise replace or amend the Debt Financing Commitments so long as such action would not reasonably be expected to delay or prevent the Closing and the terms are not materially less beneficial to the Purchaser, with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date of this Agreement), which actions shall include using best efforts (i) to maintain the Financing Commitments and negotiating and executing definitive agreements with respect thereto on terms and conditions contained therein, which terms and conditions shall not in any material respect expand upon the conditions to Closing or other contingencies to the funding on the Closing Date of the Financing as set forth in the Financing Commitments (the “Financing Agreements”) and delivering to the Seller a copy thereof as promptly as practicable (and no later than one Business Day) after such execution; (ii) satisfy on a timely basis all conditions in the Financing Commitments and the Financing Agreements that are within its control; (iii) fully enforce its rights under the Financing Commitments and the Financing Agreements; and (iv) consummate the Financing at or prior to the Closing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments or the Financing Agreements, the Purchaser shall (subject to the terms of the Investor Financing Commitments) use all commercially reasonable efforts to arrange to obtain promptly any such portion from alternative sources, including, subject to Section 5.10(b), on terms and conditions (including economic terms, termination rights, flex provisions and funding conditions) substantially similar to those included in the Debt Financing Commitments as in effect on the date of this Agreement, in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement and the other Transaction Documents (the “Alternative Financing”) and to obtain, and, when obtained, to promptly provide the Seller with a copy of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement and the other Transaction Documents (the “Alternative Financing Commitment”). If the Financing or the Alternative Financing is available to be drawn down by the Purchaser, in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and the conditions to the closing set forth in Section 8.02 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing), the Purchaser shall draw on such Financing or Alternative Financing, shall consummate the Closing and pay the Purchase Price to the Seller.

(b) To the extent applicable, the Purchaser shall use all commercially reasonable efforts to arrange and consummate the Alternative Financing as soon as reasonably practicable on the terms and conditions described in the Alternative Financing Commitment, which shall include (i) negotiating and executing definitive agreements with respect thereto on terms and conditions contained therein (the “Alternative Financing Agreements”) and delivering

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to the Seller a copy thereof as promptly as practicable (and no later than one Business Day) after such execution; (ii) satisfying on a timely basis all conditions in the Alternative Financing Agreements within its control; (iii) fully enforcing its rights under the Alternative Financing Commitment and the Alternative Financing Agreements; and (iv) consummating the Alternative Financing at or prior to the Closing. Neither the Alternative Financing Commitment nor the Alternative Financing Agreements shall prevent or impede or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Purchaser shall give the Seller notice promptly upon becoming aware of any material breach or threatened (in writing) material breach by any party to the Financing Commitments or the Financing Agreements and, if applicable, the Alternative Financing Commitment or the Alternative Financing Agreements, and the Purchaser shall give the Seller notice promptly upon becoming aware of any termination or threatened (in writing) termination of the Financing Commitments or the Financing Agreements and, if applicable, the Alternative Financing Commitment or the Alternative Financing Agreements. The Purchaser shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and, if applicable, the Alternative Financing. The Purchaser shall not, without the prior written consent of the Seller, amend, modify, supplement, restate, substitute or replace the Financing Commitments, any Alternative Financing Commitment, any Financing Agreement or any Alternative Financing Agreement in a manner that expands on the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in such agreements or that could otherwise impair, delay or prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(c) Prior to the Closing, the Seller shall provide, and shall use its reasonable best efforts to cause its officers, employees, representatives and advisors, including legal and accounting advisors, to provide, all reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by the Purchaser and that is customary in connection with the Purchaser’s efforts to obtain the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Business), including (i) participation in meetings, drafting sessions, rating agency presentations and due diligence sessions; (ii) furnishing the Purchaser and its financing sources with pertinent information regarding the Business as is customary in connection with the Financing and any security required therefor; (iii) assisting the Purchaser and its financing sources in the preparation of (A) a customary offering document, private placement memorandum and/or bank information memorandum for any of the Financing; and (B) materials for rating agency presentations; (iv) furnishing the Purchaser with the Required Information and, to the extent reasonably available to the Seller, other information of the Business reasonably requested by the Purchaser; and (v) using all commercially reasonable efforts to assist the Purchaser to obtain waivers, consents, estoppels, certificates and approvals necessary or customary for the consummation of the Debt Financing; provided, that Dow shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing; provided, further, that the effectiveness of any documentation executed by any Styron Holdco or any Styron Subsidiary shall be subject to the consummation of the Closing. Notwithstanding anything to the contrary contained herein and unless expressly contemplated by this Agreement (including the Required Information), the Seller shall not be required to deliver any financial statements, other than the 2009 Historical Financial Statements, or other financial information.

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(d) The Purchaser shall, and shall cause its Affiliates to, (i) promptly upon request by the Seller, reimburse Dow for all reasonable and documented out-of-pocket costs incurred by Dow in connection with cooperation provided for in Section 5.10(c) (such reimbursement to be made promptly and in any event within three Business Days of delivery of reasonably acceptable documentation evidencing such expenses); and (ii) indemnify and hold harmless Dow and its representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by Dow). All non-public or otherwise confidential information regarding the Business obtained by the Purchaser, its Affiliates or their respective representatives pursuant to this Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement.

(e) Notwithstanding any other provision of this Agreement, for all purposes of this Agreement, unless the Seller shall have committed an intentional breach of this Section 5.10, the Seller shall not be deemed to be in breach of any of its obligations under, and it shall be deemed to have complied with all of its obligations contained in Section 5.10(c).

SECTION 5.11. Apportionment of Periodic Payments and Receipts. All periodic payments and receipts of the Business or related to the Transferred Assets, including rents, rates, license fees, royalties, rebates, refunds, insurance premiums, gas, electricity, telephone and water charges, commissions, expenses and other payments or receipts, shall be apportioned on a time basis, so that the part of the relevant payment or receipt that is attributable to the period ending on the Closing Date shall be for the account of Dow and such part of the relevant amount attributable to the period commencing immediately following the Closing Date shall be for the account of the Styron Holdcos or the Styron Subsidiaries, as applicable. No payment shall be made under this Section 5.11 to the extent the amount to which such payment relates has been taken into account in the calculation of the Closing Date Working Capital Amount under Section 2.07.

SECTION 5.12. Privileged Matters. The parties hereto acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both Dow and the Business, shall be subject to a shared privilege between Dow, on the one hand, and the Styron Holdcos and the Styron Subsidiaries, on the other hand, and Dow and the Styron Holdcos and the Styron Subsidiaries shall have equal right to assert all such shared privileges in connection with privileged information under any applicable Law and no such shared privilege may be waived by (a) Dow without the prior written consent of the Styron Holdcos; or (b) by the Styron Holdcos or the Styron Subsidiaries without the prior written consent of Dow; provided, however, that any information relating to or arising out of any legal advice or services provided, whether before or after the Closing Date, with respect to any matter for which an Indemnifying Party has an indemnification obligation hereunder, shall be subject to the sole and separate privilege of such Indemnifying Party, and such Indemnifying Party shall be entitled to control the assertion or waiver of all such separate privileges under any applicable Law in connection with any privileged information, whether or not such information is in the possession of or under the control of any of the Indemnified Parties.

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SECTION 5.13. Further Action.

(a) The parties hereto shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver the Transaction Documents and such documents and other papers and to obtain such consents and approvals as may be required to carry out the provisions of this Agreement and the other Transaction Documents or to consummate and make effective the transactions contemplated by this Agreement, including by, subject to the last sentence of this Section 5.13(a), cooperating with each other with respect to negotiating and finalizing the Transaction Documents (other than the Negotiated Documents), ensuring consistency of terms of Transaction Documents dealing with the same or similar subject matter and in accordance with applicable Law and the creation or completion of exhibits or schedules thereto, and no party hereto shall unreasonably withhold its agreement to changes necessary to achieve the foregoing. The parties acknowledge and agree that the Negotiated Documents are in final agreed form and the other Transaction Documents are in final agreed form with respect to the economic and commercial terms.

(b) From time to time after the Closing, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by the other parties hereto to make effective the transactions contemplated by this Agreement and the other Transaction Documents at the earliest practicable date and, without prejudice to the foregoing, enter into good faith discussions with respect thereto. Without limiting the foregoing, upon reasonable request of a party hereto, the other parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and papers and to obtain such consents and approvals as may be required for the transfer to the Styron Holdcos and the Styron Subsidiaries of direct or indirect ownership of the Transferred Assets, subject to Permitted Encumbrances, and the assumption by the Styron Holdcos and the Styron Subsidiaries of the Assumed Liabilities, as contemplated by this Agreement and the other Transaction Documents at the earliest practicable date. If Dow has, following the Closing, in its possession any property, asset or right, which under this Agreement should be in the possession of the Styron Holdcos or the Styron Subsidiaries, the Seller shall, and shall cause its Affiliates to, deliver to the Styron Holdcos and the Styron Subsidiaries such property, asset or right, as contemplated by this Agreement and the other Transaction Documents at the earliest practicable date. The Purchaser shall use reasonable best efforts to increase the amount available to the Purchaser under the Debt Financing so that the Purchaser is able to pay the WC Payment Amount to the Seller at the Closing.

(c) From time to time during a period of 12 months after the Closing, the Seller shall, at the request of the Purchaser, provide the Required Information that relates to any post-Closing refinancing of the Debt Financing.

(d) The Purchaser and the Styron Holdcos shall, and shall cause the Styron Subsidiaries to, fulfill the Obligations related to the Decision and Order In re Dow Chemical Company, FTC Docket No. C-4342 (March 31, 2009) as listed in Schedule 5.13(d).

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SECTION 5.14. IP Docket. Prior to the Closing, the Seller shall provide the Purchaser with a schedule that lists all of the registration, maintenance, annuity and renewal fees that must be paid, and documents, applications and certificates that must be filed with the applicable Governmental Authority in order to maintain the Registered Owned Intellectual Property for ninety (90) days following the Closing.

SECTION 5.15. Non-Solicitation.

(a) In furtherance of the consideration being paid by the Purchaser to the Seller hereunder and the Goodwill, (i) Dow agrees that, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (such period, the “Restricted Period”), Dow shall not, whether directly or indirectly, solicit the employment of any employee of the Business or hire any current employee (or any employee who was employed by the Business for any type of employment within the six-month period prior to the Closing) of the Business without the prior written consent of the Purchaser; provided, however, that nothing herein shall prohibit Dow from making general solicitation advertisements that are not targeted at such employees and from hiring any such employee that responds to such general solicitation advertisements or whose employment has been terminated by the Styron Holdcos or the Styron Subsidiaries; and (ii) the Purchaser and each Styron Holdco agree that, during the Restricted Period, the Purchaser and the Styron Holdcos shall not, and shall cause each member of the Styron Group not to, whether directly or indirectly, solicit the employment of any employee of Dow or its Subsidiaries or hire any current employee (or any employee who was employed by for any type of employment within the six-month period prior to the Closing) of Dow or its Subsidiaries without the prior written consent of Dow; provided, however, that nothing herein shall prohibit the Purchaser or the Styron Holdcos from making general solicitation advertisements that are not targeted at such employees and from hiring any such employee that responds to such general solicitation advertisements or whose employment has been terminated by Dow.

(b) The parties hereto agree that in the event a court of competent jurisdiction declares there has been a breach by either party of this Section 5.15, the term of any such term or covenant so breached shall be automatically extended for the non-breaching party for the period of time of the violation from the date on which such breach ceases or from the date of the entry by a court of competent jurisdiction of a final non-appealable Governmental Order enforcing such covenant, whichever is later.

ARTICLE VI

EMPLOYEE MATTERS

The provisions of Schedule 6 shall apply with respect to employee and benefit matters.

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ARTICLE VII

TAX MATTERS

SECTION 7.01. Tax Indemnities.

(a) The Seller shall indemnify the Purchaser and the members of the Styron Group for, and hold them harmless from and against, (i) any Taxes imposed on any member of the Styron Group for or with respect to any Pre-Closing Period (including (A) any Taxes resulting from the Restructuring Transactions; (B) any Taxes resulting from the purchase by the Purchaser of the Styron Equity Interests; and (C) any Taxes imposed on any member of the Styron Group for or with respect to a Pre-Closing Period of a Transferred JV Entity (the “Pre- Closing Taxes”)); (ii) any Taxes imposed on any member of the Styron Group in respect of the income, profit, gains, business, property, operations or supplies of any member of the Seller Tax Group other than a member of the Styron Group; and (iii) Losses resulting from any breach of the representations and warranties set forth in Section 3.14; provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from (x) any actions or inactions of the Purchaser, any Styron Holdco or any of their respective Affiliates on the Closing Date after the Closing Time; or (y) a breach by the Purchaser or any Styron Holdco of any of its obligations under this Agreement.

(b) From and after the Closing Date, the Purchaser shall indemnify each member of the Seller Tax Group for, and hold it harmless from and against, any Taxes imposed on or with respect to any member of the Styron Group that are not subject to indemnification pursuant to Section 7.01(a).

(c) Taxes with respect to a Straddle Period shall be apportioned between the portion of the Straddle Period ending at the Closing Time and the portion of the Straddle Period beginning immediately after the Closing Time as follows: (i) in the case of real and personal property taxes and franchise taxes not based on gross or net income or capital (including networth or long-term debt) or gross or net assets, on a per diem basis; (ii) in the case of Taxes imposed on specific transactions or events, on the basis of the date and, with respect to the Closing Date, the time of the specific transaction or event subject to such Tax; and (iii) in any other case, based on an interim closing of the books on the Closing Date, provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (i) above and provided, further, that any transactions occurring on the Closing Date after the Closing Time shall be treated as occurring on the date after the Closing Date. Notwithstanding the foregoing, in the case of any Tax based upon or measured by capital (including net worth or long-term debt) or gross or net assets or intangibles, the amount of such Tax allocated to the portion of the Straddle Period ending at the Closing Time shall be computed by reference to the average amount of such items during that portion of the Straddle Period (provided, however, that such method shall apply only where the relevant Law requires the use of average amounts and, in such a case, the frequency and method of averaging shall be as required by such Law, and in any other event, the amount of such Tax shall be computed by reference to the amount of such items on the Closing Date). Any Taxes allocated under this Section 7.01(c) to the portion of a Straddle Period ending at the Closing Time shall be deemed to

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be Taxes imposed on a member of the Styron Group in respect of a Pre-Closing Period and shall be subject to the provisions of Section 7.01(a).

(d) In calculating amounts payable pursuant to this Section 7.01, with respect to liabilities or indemnified amounts for any Indemnitee, such amounts shall be determined without duplication and computed net of any Tax Benefit or Tax Detriment actually realized in the tax year of payment of an indemnification amount by any payee or its Affiliate. The determination of whether there has been a Tax Benefit or Tax Detriment shall be made at the Indemnitee’s reasonable good faith discretion; provided that any Tax Detriment must be specified in reasonable detail to the Indemnitor. A Tax Benefit (or Tax Detriment) shall be treated as actually realized for purposes of this Section 7.01(d) in the taxable year in which the Indemnitee actually or constructively receives (including by application against other Taxes) a refund or reduces the amount of its Tax liability for such year (or, in the case of a Tax Detriment, shall be treated as actually realized in the taxable year in which the Indemnitee’s Tax liability is increased, or its refund is reduced, for such year). In computing the amount of any such Tax Benefit, the Indemnitee shall be deemed to recognize all other items of loss, deduction or credit before recognizing any item arising from the payment of any indemnified Tax.

(e) Payment by an Indemnitor of any amount due under this Section 7.01 shall be made in cleared funds within 30 days following written notice by the Indemnitee of the obligation to make such payment but not more than two (2) Business Days before the Taxes that give rise to the indemnification obligation are due to the applicable Taxing Authority. In the case of a Tax that is contested in accordance with the provisions of Section 7.05, payment of such Tax to the applicable Taxing Authority will not be considered to be due earlier than the date of a Final Determination with respect to such Tax unless payment of such Tax is required by Law prior to such Final Determination.

SECTION 7.02. Conveyance Tax. Notwithstanding Section 7.01, the Seller shall pay any Conveyance Tax to the applicable Taxing Authority on or before the due date therefor and the Purchaser shall indemnify the Seller for an amount equal to fifty percent (50%) of such tax that the Seller pays; such indemnification to be made not less than two Business Days before the date payment of the Conveyance Tax is due to the applicable Taxing Authority.

SECTION 7.03. Refunds.

(a) Any refund of Taxes that were imposed in respect of the income, gains, profits, business, property or operations of any member of the Styron Group for any Pre-Closing Period or the portion of any Straddle Period ending on or before the Closing Date (other than any refund which arises as a result of the Purchaser’s or a Styron Holdco’s inability to make the election described in Section 7.03(b)), other than any such refund included as an asset in the Final Working Capital Statement, and any interest paid or credited in respect thereto (a “Refund”), shall be the property of the Seller. In the event that any Refund is received by a member of the Styron Group or any Affiliate thereof, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (less any costs and expenses reasonably incurred by the Purchaser or any member of the Styron Group, as the case may be, in connection with obtaining the Refund) shall be paid to the Seller promptly upon such receipt from the Taxing Authority. Any refund in respect of Taxes of a member of the Styron Group

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received by a member of the Seller Tax Group (other than a member of the Styron Group) that is not a Refund shall be the property of the Styron Holdcos or the Styron Subsidiaries and shall be paid to the appropriate member of the Styron Group promptly upon such receipt from the Taxing Authority. In the event that any refund or credit of Taxes for which a payment has been made pursuant to this Section 7.03 is subsequently reduced or disallowed, the party entitled to such refund shall indemnify and hold harmless payor for any Tax liability, including interest, assessed against such payor by reason of the reduction or disallowance. The Purchaser and the Styron Holdcos shall, if the Seller so requests and at the Seller’s expense, cause the relevant entity to file for and obtain any Refund to which the Seller is entitled under this Section 7.03. The Purchaser and the Styron Holdcos shall permit, and cause their respective Affiliates to permit, the Seller to control (at the Seller’s expense) the prosecution of any such Refund claim and the Purchaser and the Styron Group member shall provide the Seller with appropriate authorizations (including any powers of attorney or similar powers). The principles set forth in Section 7.01(c) shall apply in determining the extent to which any Refund is attributable to the portion of a Straddle Period ending on the Closing Date.

(b) Carryover of Tax Attributes. To the extent permitted by Law, the Purchaser, the Styron Holdcos and their respective Affiliates shall not, or (where applicable) shall make an election not to, carry back losses, credits and similar items of a member of the Styron Group from any Straddle Period or Post-Closing Period to any Pre-Closing Period.

SECTION 7.04. Tax Returns. The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of, or with respect to the income, business or operations of, the Styron Group, for each Pre-Closing Period and any Straddle Period (to the extent that any member of the Styron Group is required to file any such Tax Return separately from the Seller Tax Group). Tax Returns required to be prepared by the Purchaser shall be prepared on a basis consistent with those prepared with respect to the Business for prior Periods unless a different treatment of any item is required by Law. The Purchaser shall furnish the Seller with a copy of any Tax Return prepared by it for a Pre-Closing Period or a Straddle Period Tax Return at least 20 days before the anticipated filing date thereof and, in preparing such Tax Returns, shall accept any reasonable comments made by the Seller with respect to any issue or item which could give rise to a claim for indemnification by the Seller under Section 7.01(a).

SECTION 7.05. Indemnification.

(a) An Indemnitee shall notify the Indemnitor in writing promptly, and in any event within 30 days, of becoming aware of the commencement after the Closing of any audit or administrative or judicial proceeding, or of any demand or claim on the Indemnitee or any of its Affiliates, which could give rise to a claim for indemnification under Section 7.01 (an “Indemnification Event”). Such notice shall contain factual information (to the extent known to the Indemnitee or its Affiliates) with respect to the Indemnification Event in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect thereof. If, in breach of its obligations hereunder, the Indemnitee fails to give the Indemnitor notice of an Indemnification Event or fails to apprise the Indemnitor in sufficient detail of the nature of the claim (in each instance taking into account the facts and circumstances with respect of such claim), the Indemnitor shall not be liable under this Agreement for such claim to the extent, if any, that the rights of the Indemnitor with respect to such claim are

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actually prejudiced or the amount of Tax which, but for this subsection (a), the Indemnitor would be required to indemnify is increased.

(b) Subject to Section 7.05(d), the Indemnitor may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any Taxes for which indemnity could be sought from the Indemnitor under Section 7.01 (any such audit, claim for refund or proceeding is referred to herein as a “Contest”). If the Indemnitor elects to direct a Contest, it shall promptly notify the Indemnitee of its intent to do so and in any event within 30 days of receipt of the notice of the Indemnification Event relating to such Contest and, the Indemnitor shall furnish to the Indemnitee , as a condition to pursuing such Contest, written advice from the Indemnitor’s independent tax counsel to the effect that the Indemnitor has a substantial authority to pursue such Contest. In the case of any Contest, the Indemnitee and each of its Affiliates, as the case may be, shall give to the Indemnitor any information reasonably requested by the Indemnitor relating to such Contest and otherwise shall cooperate with the Indemnitor in good faith in order to contest effectively any such Contest. The Indemnitor shall, on demand, reimburse all “out-of-pocketcosts and expenses which the Indemnitee or its Affiliate may incur in connection with such Contest (but not in connection with exercising the right of attendance described below), including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements. The Indemnitee or its duly appointed representatives shall be allowed to attend all meetings between the Indemnitor and the Taxing Authority in question and shall be provided promptly with copies of all correspondence and documents relating to such Contest. If the Indemnitor fails to notify the Indemnitee of its election as herein provided, the Indemnitee and each of its Affiliates, as applicable, shall take such reasonable steps as may be prudent and within its capacity (with due allowance being given to the circumstances) to preserve the right of the relevant entity to contest such asserted Tax liability, may pay, compromise or contest, such asserted Tax liability and shall be reimbursed by the Indemnitor for the reasonable cost of outside professionals and outside disbursements incurred pursuant to this sentence to the extent attributable to a Tax liability indemnifiable by the Indemnitor hereunder. However, in each such case, neither the Indemnitee nor any of its Affiliates may settle or compromise any asserted Tax liability without the consent of the Indemnitor; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. The Indemnitee and its Affiliates shall appropriately authorize (including by power of attorney or similar powers) the Indemnitor and any person reasonably designated by the Indemnitor to represent the Indemnitee in a Contest the Indemnitee is entitled to and chooses to direct.

(c) Subject to making any payment or deposit as is required by Law as a precondition to pursuing any judicial determination, the Indemnitor may cause a Contest to be prosecuted to a determination in a court of initial jurisdiction, and if the Indemnitor shall have furnished the Indemnitee with written advice of the Indemnitor’s independent tax counsel to the effect that there is substantial authority to appeal the determination of any court, the Indemnitor may cause such Contest to be prosecuted to a determination in an appellate court. Notwithstanding any other provision of this Section 7.05, the Indemnitor shall not settle, compromise or abandon any Contest without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld or delayed.

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(d) Nothing contained herein shall require the Indemnitee or any of its Affiliates (i) to pursue a Contest which it would not otherwise be required to pursue pursuant to this Agreement; or (ii) to permit the Indemnitor to control any such Contest, if the Indemnitee and each of its Affiliates, as applicable, shall waive the payment by the Indemnitor of any amount that might otherwise be payable by the Indemnitor hereunder by way of indemnity in respect to such Contest. Upon any such waiver, the Indemnitee shall repay to the Indemnitor any payments made by the Indemnitor to any Taxing Authority in such Contest (together with interest at the rate which shall be applicable under section 6621(a)(1) of the Code from time to time from the date the payment to the Taxing Authority was made by the Indemnitor to the date of repayment by the Indemnitee).

SECTION 7.06. Cooperation. Following the Closing, the Seller, the Purchaser and the Styron Holdcos shall, and shall cause their respective Affiliates to, provide each other, and the Purchaser and the Styron Holdcos shall cause each Styron Subsidiary to provide the Seller, with such cooperation and information as reasonably may be requested in filing any Tax Return, including any amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by any Taxing Authority. Each of the Seller, the Purchaser and each member of the Styron Group shall make its employees (and, if applicable, those of its Affiliates) available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Seller, on the one hand, and the Purchaser and each member of the Styron Group on the other, shall retain all Tax Returns, schedules and work papers and all material records or other documents that are in its possession immediately following the Closing, or created by or on behalf of it thereafter, relating to Tax matters of the Styron Group for the taxable period of each relevant jurisdiction first ending after the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (b) six years following the due date (without extension) for such returns. Thereafter each party shall offer any material Tax records that it proposes to destroy to the other party prior to the destruction of such Tax records.

SECTION 7.07. Tax Covenants.

(a) None of the Purchaser, the Styron Holdcos or any of their respective Affiliates shall take any action or omit to take any action, in each case outside the ordinary course of business, that could increase the Seller’s or any of its Affiliates’ liability for Taxes, except as required by Law.

(b) Except for the deeds of tax indemnity that may be entered into by members of the Styron Group on the one hand and Seller or its Subsidiaries on the other hand, any Tax sharing agreement or arrangement between the Seller or any member of the Seller Tax Group, on the one hand, and any member of the Styron Group, on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, no member of the Styron Group shall be bound thereby or have any liability thereunder.

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(c) None of the Purchaser, the Styron Holdcos or any Affiliate of the Purchaser or the Styron Holdcos shall amend, refile or otherwise modify any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 7.08. Miscellaneous.

(a) For Tax purposes, the parties hereto agree to treat all payments made pursuant to any indemnification obligation under this Agreement (including, without limitation, pursuant to this Article VII) as adjustments to the Purchase Price.

(b) Notwithstanding anything in this Agreement to the contrary, this Article VII shall be the sole provision governing indemnities for Taxes under this Agreement.

(c) For purposes of this Article VII, all references to the Purchaser, the Styron Holdcos, the Seller, and any Affiliates include successors.

(d) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VII and the representations and warranties set forth in Section 3.14 relating to Taxes shall survive the Closing and shall remain in full force until 30 days after the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

(e) Payments by the Seller under this Article VII shall be limited to the amount of any liability or damage that remains after subtracting therefrom any indemnity, contribution or other similar payment recoverable by the Purchaser or any Affiliates of the Purchaser from any third party with respect thereto.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified by a “materiality” qualification shall be true and correct in all material respects as of the Closing; and (B) that are qualified by a “materiality” qualification shall be true and correct in all respects as so qualified as of the Closing (except, with respect to the foregoing clauses (A) and (B), to the extent such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such specified date); (ii) the covenants and agreements contained in this Agreement to be performed or complied with by the Purchaser on or before the Closing shall have been performed or complied with in all material respects

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(provided that, with respect to covenants and agreements where the obligations therein are qualified by materiality, the Purchaser shall have performed or complied with such covenants and agreements, as so qualified, in all respects); and (iii) the Seller shall have received a certificate of the Purchaser signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;

(b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the antitrust laws of any other jurisdiction set forth on Schedule 8.01(b) applicable to the purchase of the Styron Equity Interests contemplated by this Agreement shall have expired or shall have been terminated; and

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Styron Equity Interests contemplated by this Agreement.

SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller contained in this Agreement (other than the Specified Representations) (A) that are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified as of the Closing; and (B) that are not qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects (without giving effect to any qualification by “materiality” in such representations and warranties) as of the Closing, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except, with respect to the foregoing clauses (A) and (B), to the extent such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such specified date); (ii) the representations and warranties of the Seller with respect to the Specified Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing; (iii) the covenants and agreements contained in this Agreement to be performed or complied with by the Seller on or before the Closing shall have been performed or complied with in all material respects (provided, that, with respect to covenants and agreements where the obligations therein are qualified by materiality, the Seller shall have performed or complied with such covenants and agreements, as so qualified, in all respects); and (iv) the Purchaser shall have received a certificate of the Seller signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (iii) above.

(b) No Material Adverse Effect. Since the date of this Agreement, no event, circumstance, change or effect shall have occurred or exist which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(c) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act and the antitrust laws of any other jurisdiction set forth on Schedule 8.01(b)

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applicable to the purchase of the Styron Equity Interests contemplated by this Agreement shall have expired or shall have been terminated; and

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that prohibits or makes illegal the purchase of the Styron Equity Interests contemplated by this Agreement.

(e) EBITDA. Consolidated EBITDA (exclusive of any EBITDA attributable to the Transferred JV Entities) for the Business for the twelve-month period ending December 31, 2009, determined in a manner consistent with Appendix I to Schedule 1.01(o) and subject to other reasonable adjustments to EBITDA relating to the twelve-month period ending December 31, 2009 as determined by the mutual agreement of the Purchaser and the Lead Arrangers (as defined in the Senior Debt Financing Commitment) and as approved by the Seller, is at least $205,000,000; for the avoidance of doubt, if the Purchaser and the Lead Arrangers do not agree to, or the Seller does not approve, such other adjustments, such other adjustments shall not be made in determining the EBITDA for purposes of this Section 8.02(e).

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Survival of Representations, Warranties and Covenants. The representations and warranties of the parties hereto contained in this Agreement, shall survive the Closing for a period of 15 months after the Closing, except for each Specified Representation which shall terminate when the longest applicable statute of limitation applicable to such Specified Representation, or underlying claims that may constitute a breach thereof, expires; provided, however, that any claim made with reasonable specificity (to the extent known at the time the claim is made) by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved. Each of the covenants contained in this Agreement shall survive the Closing until, and will expire when, the statute of limitation applicable to such covenant expires.

SECTION 9.02. Indemnification by the Seller. The Purchaser and its Affiliates (including, following the Closing, the Styron Group) and their respective officers, directors, employees and agents (each a “Purchaser Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Seller for and against all losses, damages, claims, costs and expenses, interest, awards, Taxes, judgments and penalties (including any expense of enforcement obligations, and all reasonable attorneys’ and consultants’ fees and expenses and other fees and expenses reasonably incurred in connection with the investigation, defense or settlement thereof) suffered or incurred by, or imposed on, them whether or not arising out of any Third Party Claims (hereinafter a “Loss”), arising out of or resulting (directly or indirectly) from (a) any breach of any representation or warranty made by the Seller contained in this Agreement or in the certificate delivered pursuant to Section 8.02(a)(iv); (b) the breach of any covenant or agreement of the Seller contained in this Agreement; or (c) the Excluded Liabilities.

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SECTION 9.03. Indemnification by the Purchaser and the Styron Holdcos.

(a) Dow, its officers, directors, employees and agents (each a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless (i) by the Purchaser for and against any and all Losses, arising out of or resulting from (A) any breach of any representation or warranty made by the Purchaser contained in this Agreement or in the certificate delivered pursuant to Section 8.01(a)(iii); or (B) the breach of any covenant or agreement by the Purchaser contained in this Agreement; and (ii) by the Purchaser and each Styron Holdco, for and against any and all Losses, arising out of or resulting from (A) the breach of any covenant or agreement by the Styron Holdcos contained in this Agreement following the Closing; (B) the Assumed Liabilities; or (C) the conduct of the Business or the operation of any Styron Holdco or any Styron Subsidiary from and after the Closing.

(b) From and after the Closing and except for sales or transfers in the ordinary course of business and except as permitted by Section 11.06, none of the Purchaser or any Styron Holdco shall, and each of the Purchaser and the Styron Holdcos shall cause its Subsidiaries not to, permit or cause any material Transferred Asset or any other material asset of the Business to be sold or otherwise transferred to any Person that is not controlled by the Styron Holdcos unless, prior to such transfer, such Person executes and delivers to the Seller an acknowledgment, in form and substance acceptable to the Seller in its reasonable discretion, agreeing (i) to be bound by Articles VII, IX and XI applicable to the Styron Holdcos and the Styron Subsidiaries and the other Transaction Documents from and after the Closing; and (ii) to perform the obligations to be performed from and after the Closing by the Styron Holdcos or the Styron Subsidiaries, as applicable, under Sections 9.03(a)(ii), 9.07 and the other Transaction Documents.

SECTION 9.04. Limitations on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against a party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail (but only to the extent known at the time of such notice) the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement: (i) the Seller shall not be liable for any Losses pursuant to Section 9.02(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller exceeds an amount equal to 1.5% of the Purchase Price, whereupon the Purchaser shall be entitled to indemnification for the amount of such Losses in excess of such amount; (ii) no Losses may be claimed under Section 9.02(a) or shall be reimburseable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $500,000 resulting from any single claim or series of related claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable Losses which may be recovered from the Seller pursuant to Section 9.02(a) shall be an amount equal to 10% of the Purchase Price; and

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(iv) no action or inaction by the Seller shall be deemed to be a breach of any representation, warranty, covenant or agreement in this Agreement for any purpose hereunder, and none of the Purchaser, the Styron Holdcos, their respective Affiliates or their respective representatives shall have any claim or recourse against the Seller, any of its Affiliates or any of their respective directors, officers, employees, agents, advisors or representatives with respect to such action or inaction, under Article VII, this Article IX or otherwise, to the extent that (A) the Seller was required to take such action or required not to take such action, in each case, pursuant to the terms of this Agreement or applicable Law; (B) the Purchaser, a Styron Holdco or any of their respective Affiliates has, in writing, directed or requested the Seller to take or not take action that gave rise to such breach and the Seller followed such written direction or request; provided, that the limitations in clauses (i) and (ii) shall not apply to claims for indemnification for breach of the Specified Representations or any breach of Sections 3.06 or 3.17, Article VII or claims of fraud, intentional misrepresentation or willful breach of this Agreement. For purposes of determining whether there has been a breach of any representation or warranty set forth in Article III (other than Section 3.05) in connection with an indemnification claim pursuant to Section 9.02, the parties hereto acknowledge and agree that all references to “material” shall be deemed to refer to an amount equal to $500,000.

(c) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, none of the parties hereto and none of their respective Affiliates shall have any liability under any provision of this Agreement or any Local Conveyance for any punitive, incidental, consequential, special or indirect damages including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Local Conveyance, regardless of whether such damages were foreseeable.

(d) For all purposes of this Article IX, “Losses” shall be net of (i) any insurance payments payable pursuant to Section 5.08 and actually paid to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification, and if the Indemnified Party or any of its Affiliates receives such insurance payment after receipt of payment from the Indemnifying Party, then the amount of such insurance payment, net of reasonable expenses incurred in obtaining such recovery or insurance, shall be paid to the Indemnifying Party; (ii) any Tax benefit actually realized by the Indemnified Party or any of its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses during the taxable year of such Losses or the immediately subsequent two years; and (iii) any amounts reserved on the Financial Statements with respect to such Loss (provided that such reserves were established particularly for such Loss).

(e) In relation to the indemnification obligations of the Purchaser and the Styron Holdcos under Section 9.03, claims relating to or arising from Post-Closing Product Liabilities shall be deemed to occur or accrue at the later of the time of sale or the time of supply to a third party of the relevant product or service. The parties hereto agree that the Seller Indemnified Parties shall be indemnified pursuant to Section 9.03 regardless of whether Dow provides raw materials (including Bisphenol A), products or services to the Styron Holdcos or the Styron Subsidiaries after the Closing Date.

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SECTION 9.05. Notice of Loss; Third-Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that any failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.

(b) If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice (or within such shorter period as may be required by Law to permit the Indemnifying Party to respond to any such claim), the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim; provided that any failure to give such notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced as a result of such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if (i) it gives notice of its intention to do so to the Indemnified Party within 45 days of the receipt of such notice from the Indemnified Party; (ii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; (iii) the Indemnifying Party assumes all responsibility for the Loss underlying such Third-Party Claim, without any reservations or rights or similar claims; and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently, including the posting of bonds or other security required in connection with the defense of such Third-Party Claim. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense, provided, that if in the reasonable opinion of counsel to the Indemnified Party (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for (as “Losses” hereunder) the reasonable fees and expenses of counsel to the Indemnified Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such Third-Party Claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld or delayed) or unless the Indemnifying Party withdraws from the defense of such Third-Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third-Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 9.05 because the Indemnifying Party elects not to defend such Third-Party Claim, or fails to notify the

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Indemnified Party in writing of its election to defend as provided for in this Section 9.05, the Indemnified Party may, with the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed) pay, compromise, settle or defend such Third-Party Claim, including settling such claims or proceeding prior to a final judgment thereon or forgoing any appeal with respect thereto; provided, however, the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceedings. The aggregate amount of all Losses in connection with such settlement with respect to which the Indemnifying Party has consented shall be indemnifiable by the Indemnifying Party hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (but the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim shall nonetheless be considered Losses for purposes of this Agreement) if the Third Party Claim: (A) seeks an order, injunction, equitable relief or other relief other than money damages against any Purchaser Indemnified Party that cannot reasonably be separated from any related claim for money damages; (B) seeks money damages which, together with any other Losses reasonably expected in connection therewith, are likely to exceed the aggregate amount remaining from indemnification with respect thereto; or (C) relates to or arises in connection with any criminal Action.

(c) The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the defense of a Third-Party Claim, the consent of the Indemnified Party shall be required prior to any admission of liability with respect to, or settlement, compromise or discharge of, such Third-Party Claim which consent shall not to be unreasonably withheld, conditioned or delayed in the event that (i) the admission, settlement, compromise or discharge relates to a Third-Party Claim for monetary damages; and (ii) the terms of any such admission, settlement, compromise or discharge obligate the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, and which releases the Indemnified Party completely (including for claims under this Agreement) in connection with such Third-Party Claim.

SECTION 9.06. Remedies. Each of the parties hereto acknowledges and agrees that following the Closing (a) (i) except with respect to matters covered by Section 2.07; (ii) other than as provided in Section 11.10; (iii) other than as expressly set forth in a Local Conveyance; and (iv) except with respect to claims for fraud; (x) the indemnification provisions of Article VII, Sections 9.02, 9.03 and 9.07 shall be the sole and exclusive remedies of the parties hereto and the parties to the Local Conveyances, as applicable, for any breach by the other party or parties thereto of the representations and warranties contained in this Agreement or in any Local Conveyance and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Local Conveyance; (y) none of the parties hereto, their respective Affiliates, officers, directors, employees or representatives or any other Person may bring a claim under any Local Conveyance; and (z) any and all claims arising out of or in connection with the Transferred Assets, any Local Conveyance or the transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement; and (b) notwithstanding anything herein to the contrary, no breach of any representation,

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warranty, covenant or agreement contained herein or in any Local Conveyance shall give rise to any right on the part of any party hereto or thereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement, any Local Conveyance or any of the transactions contemplated hereby or thereby. Each party hereto shall, and shall cause its respective Affiliates to, take all commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses, provided, that no Indemnified Party or their respective Affiliates shall be required to make any claim against its own insurance for any Loss for which they are entitled to indemnification, and no party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter. A party’s failure to mitigate its Losses in accordance with this Section 9.06 shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that Losses were directly the result of such failure to mitigate. No party hereto shall have any right to set-off any amounts determined to be owed under this Agreement (including by an Indemnifying Party to any Indemnified Party pursuant to Article IX) against any amount payable pursuant to the Transaction Documents other than this Agreement. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment is made to the Purchase Price or any payments are made hereunder pursuant to Section 2.07 or Article IX in respect of any matter relating to or arising out of this Agreement (each, a “Reimbursed Matter”), no Purchaser Indemnified Party will be entitled to any indemnification or any other payment with respect to such Reimbursed Matter to the extent of such adjustment or payment and such Reimbursed Matter will not, to the extent of such adjustment or payment, constitute a breach of any representation, warranty, covenant or agreement contained herein. Each party hereto shall cause its Subsidiaries to comply with this Section 9.06.

SECTION 9.07. Further Environmental Provisions.

(a) With respect to any Remedial Action that is required to satisfy the Seller’s indemnification obligations under Section 9.02(c) for any Pre-Closing Environmental Liabilities or under Section 9.02(a) for any breach of the representations and warranties included in Section 3.16:

(i) the Seller shall have the right, but not the obligation, to conduct and control the Remedial Action; provided, however, that, if the Seller opts to conduct such Remedial Action the Seller shall do so without unreasonably interfering with the Purchaser’s operations, and the Seller shall keep the Purchaser fully informed by providing copies of relevant documents with respect to the Remedial Action;

(ii) the Purchaser and the Styron Holdcos shall, and shall cause their respective Affiliates to, cooperate with the Seller, including by providing access to the subject Integrated Site or Standalone Site, including access and commercially reasonable support to install, maintain, replace and operate wells and remove impacted soil and/or groundwater;

(iii) the Seller shall only be liable for its share of the costs incurred to the extent such Remedial Action is conducted in the most cost-effective manner (“Most Cost- Effective Manner”). The Most Cost-Effective Manner shall incorporate (A) the least

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stringent clean-up standards that, based upon the use classification (industrial, commercial or residential) of a subject Integrated Site or Standalone Site as of the Closing Date, are allowed under applicable Environmental Law in existence as of the Remedial Action; and (B) the least costly methods that are allowed under applicable Environmental Law, in the case of both such clean-up standards and such methods, that are approved by or otherwise acceptable to applicable Governmental Authorities to achieve such standards, including the use of engineering and institutional controls to eliminate or minimize exposure pathways; provided, however, such controls shall not have a material adverse impact on the industrial operations conducted at the subject site. The Purchaser and the Styron Holdcos shall be responsible for any operation and maintenance with respect to any such institutional or engineering controls subsequent to completion of their initial installation, and such post installation costs shall not be subject to indemnification; provided, however, the Seller shall remain responsible for the operation and maintenance of any such control that entails removing or treating soil or groundwater contaminated with Hazardous Materials until such removal or treatment is no longer required; and

(iv) in connection with the Standalone Site located in Livorno, Italy, Purchaser shall promptly and fully comply with all requests and instructions made of Purchaser by Seller that relate to Seller’s compliance with any Law, Governmental Order or request or requirement of any Governmental Authority that pertains to such Remedial Action, including any request or instruction to (A) attend any meeting with any Governmental Authority or other Person either with the Seller or without the Seller; (B) refrain from attending any meeting with any Governmental Authority or other Person; (C) communicate or refrain from communicating information specified by the Seller to any Governmental Authority or other Person; (D) sign any documents or refrain from signing any documents; or (D) take or refrain from taking any other action. Seller shall have no obligation to indemnify Purchaser hereunder for any Losses that are increased or caused by Purchaser refusing or failing to comply with any of the foregoing. The requirements of Purchaser included in this Section 9.07(a)(iv) are in addition to all, and shall under no circumstances be deemed to minimize or excuse Purchaser from satisfying any, other requirements of Purchaser included in this Agreement.

(b) The Seller shall not be responsible for Losses to the extent they are caused, triggered, increased or have their timing accelerated by (i) any act or omission of the Purchaser or a Styron Holdco or one of their respective Affiliates subsequent to the Closing; (ii) any changes in Environmental Law coming into effect subsequent to the Closing; provided, however, that with respect to any Remedial Action being conducted by the Seller, the Seller shall complete such Remedial Action in accordance with applicable Environmental Laws in effect as of the Remedial Action; (iii) the change in use classification of a subject Integrated Site or Standalone Site subsequent to the Closing from industrial to commercial or residential or from commercial to residential; (iv) any voluntary disclosure subsequent to the Closing by or on behalf of the Purchaser or a Styron Holdco or their respective Subsidiaries of any information unless such disclosure was made for business purposes and accords with the Purchaser’s past practices and was not made in order to trigger Seller’s indemnification obligations hereunder; (v) any decommissioning, closure or shutdown of a facility or a unit, including a waste management

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unit, unless such decommissioning, closure or shutdown is (A) required by Law or a Governmental Authority; or (B) in the case of a unit, is required because the unit is at the end of its useful life or must be replaced in the ordinary course of business; and (vi) any sampling and analysis of any environmental media conducted subsequent to the Closing by or on behalf of the Purchaser unless such sampling and analysis is (A) conducted as part of environmental and safety management in response to the post-Closing discovery of a suspected Release of Hazardous Materials and is consistent with maintaining the business in accordance with commercially reasonable standards; (B) for the purpose of a geotechnical probe conducted in connection with the expansion of a building or other facility improvement or repair where such is required by Environmental Law or accords with industry practice; (C) required by Environmental Law or by a Governmental Authority; or (D) required to be conducted in response to a Third-Party Claim alleging that Hazardous Materials have migrated offsite from a subject Integrated Site or Standalone Site;

(c) The Purchaser and the Styron Holdcos acknowledge that their sole and exclusive remedy against the Seller or any Affiliate of the Seller for any Losses relating to any Environmental Laws, Environmental Permits or Hazardous Materials (“Environmental Losses”), is under Section 9.02(a) for any breach of any representation or warranty included in Section 3.16 and Section 9.02(c) for any Pre-Closing Environmental Liabilities. In furtherance of the foregoing, from and after the Closing Date, except for any Losses for which the Seller is obligated to indemnify the Purchaser pursuant to Section 9.02, (i) each of the Purchaser and the Styron Holdcos hereby releases, on its behalf and on behalf of its Affiliates, predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, the Seller and each Affiliate of the Seller from any Environmental Losses incurred by the Purchaser Indemnified Parties that is related in any way to the Business, the Integrated Sites, the Standalone Sites or this Agreement or its subject matter; and (ii) each of the Purchaser and the Styron Holdcos hereby waives, on its behalf and on behalf of its Affiliates, predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, any claim or remedy against the Seller or its Affiliates now or hereafter available under any applicable Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act or any similar international, foreign, federal, regional, provincial, state or local law, whether or not in existence on the date hereof.

(d) To the extent that it cannot reasonably be determined in good faith which portion of an environmental matter is a Pre-Closing Environmental Liability (subject to the Seller’s indemnification obligations hereunder) and which portion is a Post-Closing Environmental Liability (and therefore not subject to the Seller’s indemnification obligations hereunder), (with the understanding that a reasonable basis for such resolution may be the length of operations or the extent of Hazardous Material use at the relevant facility prior to Closing versus after Closing), the Seller, on the one hand, and the Purchaser and the Styron Holdcos, on the other hand, shall be responsible for the Losses associated with any part of such matter (such part, a “Straddle Environmental Liability”) for which there is no reasonable basis for attribution in the following proportions:

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If the claim for indemnification is made by the Purchaser for Losses associated with the matter:	Seller (in %)	Styron Holdcos / Purchaser (in %)
Within one year after the Closing Date	90	10

In the second year after the Closing Date	80	20

In the third year after the Closing Date	70	30

In the fourth year after the Closing Date	60	40

In the fifth year after the Closing Date	50	50

In the sixth year after the Closing Date	40	60

In the seventh year after the Closing Date	30	70

In the eighth year after the Closing Date	20	80

In the ninth year after the Closing Date	10	90

Thereafter	0	100

The Seller, the Styron Holdcos and the Purchaser acknowledge that, with respect to any Releases of Hazardous Materials that constitute Pre-Closing Environmental Liabilities and that are otherwise the subject of the Seller’s indemnification obligations hereunder, the Seller shall be responsible for Losses attributable to any post-Closing migration or leaching of such Hazardous Materials to the extent such migration or leaching is not caused by any negligent action or omission of the Purchaser or the Styron Holdcos or any of their respective Affiliates, officers, directors, employees or agents.

(e) Notwithstanding anything to the contrary contained in this Agreement, none of the Seller or any of its Affiliates shall be liable for any claim for indemnification for any Pre-Closing Environmental Liability, including any Straddle Environmental Liability, that is made after the tenth anniversary of the Closing Date; provided, however, that any claim made with reasonable specificity by the Purchaser prior to the tenth anniversary of the Closing Date shall survive until such claim is finally and fully resolved. The maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from any Pre-Closing Environmental Liability, including any Straddle Environmental Liability, shall be an amount equal to 25% of the Purchase Price.

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ARTICLE X

TERMINATION

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either the Seller or the Purchaser if the Closing shall not have occurred by August 12, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(a) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement shall have been the direct cause of the failure of the Closing to occur on or prior to such date; provided, further, that during such period of five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.03, no party shall have the right to terminate this Agreement pursuant to this Section 10.01(a);

(b) by either the Seller or the Purchaser in the event that (i) any Governmental Order, enjoining or otherwise prohibiting the purchase of the Styron Equity Interests contemplated by this Agreement shall have become final and non-appealable; or (ii) any Governmental Authority shall have finally and non-appealable; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 10.01(b) shall not be available to the Purchaser if the Purchaser has failed to fulfill any of its material obligations under Section 5.04;

(c) by the Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.01(a) not to be satisfied, and such breach or failure is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by the Seller to the Purchaser of such breach; provided, that the Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.02 not to be satisfied;

(d) by the Purchaser if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Seller set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 8.02(a) not to be satisfied, and such breach or failure is not cured, or is incapable of being cured, within 30 days (but no later than the Termination Date) of receipt of written notice by the Purchaser to the Seller of such breach; provided, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 not to be satisfied;

(e) by the written consent of the Seller and the Purchaser; or

(f) by the Seller if (i) (A) all the closing conditions contained in Section 8.02 have been waived (in writing) by the Purchaser or satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.02 to fail to be satisfied; (B) the

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Purchaser fails to complete the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.03 because of a Financing Failure Event; and (C) the Seller stood ready, willing and able to consummate during such period.

SECTION 10.02. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided, however, that (i) Section 5.03, this Section 10.02 and Article XI shall survive any termination; and (ii) subject to the limitations set forth in this Section 10.02, nothing herein shall relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination, provided, further, that (A) if this Agreement is terminated by the Seller pursuant to Section 10.01(f), then the Purchaser shall pay $75,000,000 (the “Termination Fee”) to the Seller no later than fifteen (15) Business Days after such termination, by wire transfer of same day funds to an account designated by the Seller; and (B) in the event of a termination of this Agreement where the Seller is entitled to receive the Termination Fee, the Seller’s right to receive payment of the Termination Fee from the Purchaser pursuant to this Section 10.02 shall be the sole and exclusive remedy of the Seller and the Styron Holdcos against the Purchaser, the Senior Lenders, the Mezzanine Lenders and any of their respective former, current or future equity holders, controlling persons, general or limited partners, members, stockholders, directors, officers, employees, Affiliates, managers or agents or against any of their respective former, current or future equity holders, controlling persons, general or limited partners, members, stockholders, directors, officers, employees, Affiliates, managers or agents (but not including the Purchaser) (each, a “Non-Recourse Party”) for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by the Purchaser or the failure of the transactions contemplated hereby to be consummated and upon payment of the Termination Fee in accordance with Section 10.02(a), none of the Purchaser or any of its Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(b) Subject to Section 10.02(a), in circumstances in which the Termination Fee is not payable to the Seller pursuant to the foregoing provisions of this Section 10.02, in the event of termination pursuant to Section 10.01(c), the Seller shall have the right to recover any and all Losses arising from any such breach by the Purchaser; provided that in no event, whether or not this Agreement shall have been terminated, shall the Purchaser be subject to monetary damages in excess of the Equity Commitment Amount (the “Liability Cap”) in the aggregate, respectively, for all Losses arising from or in connection with breaches by the Purchaser of its representations, warranties, covenants and agreements contained in this Agreement or arising from any other claim or cause of action, and none of the Purchaser or any of its Non-Recourse Parties shall have any further liability or obligation to the other parties or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall the Seller, the Holdcos or any of their Affiliates seek to recover monetary damages from any of the Purchaser’s or the Equity Investor’s Non-Recourse Parties (other than as provided in the Guarantee).

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(c) If the Seller has the right to terminate this Agreement pursuant to Section 10.01(f), then the Seller may either (i) provide written notice of termination pursuant to Section 10.01(f) (the “Section 10.01(f) Notice”) to the Purchaser (such notice to be provided no later than the earlier of 15 Business Days of (A) the receipt of the notice provided by the Purchaser notifying the Seller of the occurrence of the event giving rise to the Seller’s termination right pursuant to Section 10.01(f); and (B) the Seller learning about the occurrence of the event giving rise to the termination right of the Seller pursuant to Section 10.01(f)); or (ii) the Seller can, by delivery of written notice (the “Funding Notice”) to the Purchaser (such notice to be provided no later than the earlier of 15 Business Days of (A) the receipt of the notice provided by the Purchaser notifying the Seller of the occurrence of the event giving rise to the Seller’s termination right pursuant to Section 10.01(f); and (B) the Seller learning about the occurrence of the event giving rise to the termination right of the Seller pursuant to Section 10.01(f)), to both (1) provide an amount of second-lien debt equal to fifty percent (50%) of the Funding Shortfall Amount, on market terms and conditions consistent with second-lien debt financings and (2) require the Investors to provide a guarantee for an amount of senior debt equal to fifty percent (50%) of the Funding Shortfall Amount, on terms and conditions consistent with the Senior Debt Commitments (or, if applicable, the Alternative Financing Commitments); provided, that (x) in no event will the Closing occur prior to expiration of the Investor Marketing Period; and (y) if the Investor has failed to obtain an amount of senior debt equal to fifty percent (50%) of the Funding Shortfall Amount, on terms and conditions consistent with the Senior Debt Commitments (or, if applicable, the Alternative Financing Commitments) by the expiration of the Investor Marketing Period, then the Investors shall provide to the Purchaser an amount of senior debt equal to fifty percent (50%) of the Funding Shortfall Amount, on terms and conditions consistent with the Senior Debt Commitments (or, if applicable, the Alternative Financing Commitments). The Investors’ obligations under this Section 10.02(c) are subject to the terms and conditions of the Investor Financing Commitment.

(d) In the event that the Seller receives the Termination Fee pursuant to this Agreement, the receipt of such amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Seller, any of the Seller’s Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Seller, any of the Seller’s Affiliates or any other Person shall be entitled to bring or maintain any other Action against the Purchaser or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. The parties hereto agree that in no event shall the Purchaser be required to pay the Termination Fee on more than one occasion.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by

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this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.02):

(e)	if to the Seller and, prior to the Closing, to the Styron Holdcos:

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Facsimile: (989) 638-9347

Attention: Executive Vice President and General Counsel

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile: (212) 848-7179

Attention: George A. Casey, Esq.

(f)	if to the Purchaser and, following the Closing, to the Styron Holdcos:

c/o Bain Capital Partners, LLC

590 Madison Avenue, 42nd Floor

New York, NY 10022

Facsimile: (212) 421-2225

Attention: Stephen M. Zide

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-6460

Attention: Eunu Chun, Esq.

SECTION 11.03. Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent

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of the other parties unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other parties.

SECTION 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

SECTION 11.06. Assignment. This Agreement and the rights and obligations hereunder may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be, and any attempted assignment without such consent shall be null and void; provided, that the Purchaser may, without the prior written consent of the Seller, assign (a) any or all of its rights and obligations under this Agreement to one or more of its Affiliates, but no such assignment shall relieve the Purchaser of its obligations hereunder; (b) its rights under this Agreement to any of its financing sources provided that such assignment is effected only for collateral purposes and this clause shall not permit and foreclosures or other execution of such assignment; and (c) any or all of its rights to any third party who subsequently purchases all or substantially all of the equity or assets of the Styron Group.

SECTION 11.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller, each Styron Holdco and the Purchaser that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 11.08.

SECTION 11.08. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto; or (c) waive compliance with any of the

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agreements of the other parties or conditions to such parties’ obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.10. Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The parties hereto further agree that prior to the Closing, if all the closing conditions contained in Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and if (i) all conditions have been satisfied under the Debt Financing and full proceeds of the Debt Financing are available to be drawn down by the Purchaser, or (ii) if the Seller provides the Funding Notice, then the Seller shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement (without posting any bond or other undertaking) in order to cause the Purchaser to draw down such proceeds of the Debt Financing or the Investor Financing pursuant to Section 10.02(c) (as the case may be) and the full proceeds of the Equity Financing and enforce specifically the Closing (and pay the Purchase Price) on the terms and subject to the conditions in this Agreement. In no event shall the Seller be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in the preceding sentence. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

SECTION 11.11. Governing Law.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

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(B) EXCEPT AS PROVIDED IN SECTION 2.07, ALL ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY; PROVIDED, HOWEVER, THAT IF SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH ACTION, SUCH ACTION SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ANY DELAWARE STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR IN THE BOROUGH OF MANHATTAN. CONSISTENT WITH THE PRECEDING SENTENCE, EACH OF THE PARTIES HERETO HEREBY (I) SUBMITS GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY OR, IF SUCH COURT DOES NOT HAVE JURISDICTION, ANY DELAWARE STATE COURT OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR IN THE BOROUGH OF MANHATTAN, FOR THE PURPOSE OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY PARTY HERETO OTHER THAN ACTIONS PURSUANT TO SECTION 2.07; (II) IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION IS IMPROPER, OR THAT THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS; (III) AGREES NOT TO BRING OR PERMIT ANY OF ITS AFFILIATES TO BRING ANY ACTION IN ANY JURISDICTION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS SECTION 11.11 OTHER THAN THE EXCLUSIVE JURISDICTION PROVIDED IN THIS SECTION 11.11; AND (IV) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.02, IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(c) Notwithstanding any other provision of this Agreement, each of the parties hereto agrees that it will not bring any Action, whether at law or in equity, whether in contract or in tort or otherwise, against the Senior Lenders in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Senior Debt Financing Commitment or the performance thereof, in any forum other than any state or federal court sitting in the State of Delaware or in the Borough of Manhattan.

SECTION 11.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

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BY THIS AGREEMENT, INCLUDING THE SENIOR DEBT FINANCING COMMITMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

SECTION 11.13. Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

THE DOW CHEMICAL COMPANY

By:	/s/ J.R. (Jim) Fitterling
	Name:	J.R. (Jim) Fitterling
	Title:	Vice President, Corporate Development

STYRON LLC

By:	/s/ J.R. (Jim) Fitterling
	Name:	J.R. (Jim) Fitterling
	Title:	Authorized Signatory

STYRON HOLDING B.V.

By:	/s/ J.R. (Jim) Fitterling
	Name:	J.R. (Jim) Fitterling
	Title:	Authorized Signatory

STY ACQUISITION CORP.

By:	/s/ Stephen Zide
	Name:	Stephen Zide
	Title:	President

Signature Page to Sale and Purchase Agreement

STRICTLY CONFIDENTIAL

April 1, 2010

STY Acquisition Corp.

c/o Bain Capital Partners, LLC

590 Madison Avenue, 42nd Floor

New York, NY 10022

Facsimile: (212) 421-2225

Attention: Stephen M. Zide

Dear Mr. Zide:

Reference is made to that Sale and Purchase Agreement (the “Purchase Agreement”), dated as of March 2, 2010, among The Dow Chemical Company, a Delaware corporation, Styron LLC, a Delaware limited liability company, Styron Holding B.V., a limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands and STY Acquisition Corp., a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Pursuant to Section 11.07 of the Purchase Agreement, the parties to the Purchase Agreement hereby agree that Section 2.05(f) is hereby amended by deleting Section 2.05(f) in its entirety and replacing it with the following:

“(f) the Holdco Equity Interests, for an aggregate purchase price equal to the Dow Investment Amount and on the terms set forth on Exhibit SS and other mutually agreeable terms, if and only if the Seller provides a written notice to the Purchaser by 7:00 p.m. New York time on April 15, 2010, specifying whether it elects to purchase Holdco Equity Interests at Closing and the amount of the Dow Investment Amount (provided, that such written notice shall be irrevocable upon receipt by the Purchaser).”

Pursuant to Section 11.07 of the Purchase Agreement, the parties to the Purchase Agreement hereby agree that Section 4.07 is hereby amended by deleting Section 4.07 in its entirety and replacing it with the following:

“SECTION 4.07. Brokers. Except for Blackstone Advisory Partners L.P., Moelis & Company, LLC, Barclays Capital, Inc. and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser or its Affiliates. The Purchaser or its Affiliates shall be solely responsible for the fees and expenses of Blackstone Advisory Partners L.P., Moelis & Company, LLC, Barclays Capital, Inc. and Lazard Freres & Co. LLC.”

Except as amended by this letter agreement, the Purchase Agreement shall remain in full force and effect.

[Signature Page Follows]

STRICTLY CONFIDENTIAL

Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter.

Very truly yours,

THE DOW CHEMICAL COMPANY

By:	/s/ Timothy O. King
Name:	TIMOTHY O. KING
Title:	AUTHORIZED REPRESENTATIVE

STYRON LLC

By:	/s/ James R. Fitterling
Name:	JAMES R. FITTERLING
Title:	AUTHORIZED REPRESENTATIVE

STYRON HOLDING B.V.

By:	/s/ James R. Fitterling
Name:	JAMES R. FITTERLING
Title:	AUTHORIZED REPRESENTATIVE

Acknowledged and agreed as of the date first set forth above:

STY ACQUISITION CORP.

By:	/s/ Seth Meisel
Name:	SETH MEISEL
Title:	VICE PRESIDENT

[Signature Page to Amendment]

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AMENDMENT TO SALE AND PURCHASE AGREEMENT

AMENDMENT (this “Amendment”), dated as of June 17, 2010, to the Sale and Purchase Agreement (the “Purchase Agreement”), dated as of March 2, 2010 and as amended on April 1, 2010, among The Dow Chemical Company, a Delaware corporation, Styron LLC, a Delaware limited liability company, Styron Holding B.V., a limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands, and Styron S.à.r.l., a limited liability company (Société à responsabilité limitée) formed under the laws of Luxembourg (as assignee of STY Acquisition Corp.). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 11.07 of the Purchase Agreement, the parties to the Purchase Agreement wish to amend the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

Purchase Agreement

Section 1.01 Definitions.

(a) The definition of “Closing Date Payment” in Section 1.01 is hereby amended and replaced in its entirety with the following:

““Closing Date Payment” means an amount equal to the Purchase Price (a) less the JV Adjustment Amount, if any; (b) less the Estimated Employee Liabilities Amount; (c) subject to Section 2.03(c), adjusted for the Estimated Closing Date Working Capital Amount as follows: (i) if the Estimated Closing Date Working Capital Amount exceeds the Target Closing Date Working Capital Amount, the Closing Date Payment shall be increased by such amount; and (ii) if the Target Closing Date Working Capital Amount exceeds the Estimated Closing Date Working Capital Amount, the Closing Date Payment shall be reduced by such amount; (d) less the Seller Note Amount; (e) less an amount equal to fifty percent (50%) of the Funding Shortfall Amount, but only if the Seller provides the Funding Notice in accordance with Section 10.02(c); (f) less the amount of the Unpaid Indebtedness; and (g) less the WC Payment Amount.”

(b) The definition of “Dow Investment Amount” in Section 1.01 is hereby amended and replaced in its entirety with the following:

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““Dow Investment Amount” means an amount equal to $48,750,000, which represents an amount equal to seven and one-half percent (7.5%) of the aggregate amount funded in cash at the Closing by all holders of the Holdco Equity Interests.”

(c) The definition of “Excluded Leases” in Section 1.01 is hereby amended and replaced in its entirety with the following:

““Excluded Leases” means the Finance Lease and the Synthetic Lease; provided, that with respect to the definition of Indebtedness, Excluded Leases shall also include the Leveraged Sublease and the Synthetic Operating Lease.”

(d) The definition of “Indebtedness” is hereby amended and supplemented by replacing the words “excluding any Excluded Leases” at the end thereof with the words “excluding any Excluded Leases and the PRC Loan”.

(e) The following definitions shall be added to Section 1.01:

““ESBR Line” means the production train at the Schkopau Site that produces emulsion styrene butadiene.

“Incident” means the power outage and the resulting deflagration, explosion and fire that occurred at the Schkopau Site on June 15, 2010.

“Leveraged Sublease” means the Sublease Agreement (TDCC 2006-B), dated as of June 17, 2010 (as amended, amended and restated, modified or supplemented from time to time), between the Seller, as sublessor, and Styron LLC, as sublessee.

“Line” means any of the ESBR Line, the Li-PBR Line, the Ni-PBR Line, the SSBR Line or the SSBR-JSR Line.

“Li-PBR Line” means the production train at the Schkopau Site that produces Lithium polybutadiene rubber.

“Marine Terminal License” means the approval from the Agência Nacional de Transportes Aquaviários - ANTAQ to use the maritime terminal.

“Ni-PBR Line” means the production train at the Schkopau Site that produces Nickel polybutadiene rubber.

“Operational Date” means, with respect to each Line, the first date on which the Site Repair conducted with respect to such Line has resulted in the equipment of such Line being operational and in a condition substantially equivalent to its condition and operation prior to the Incident.

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“PRC Loan” means the loan pursuant to the Multi-Party Entrustment Loan Agreement among each party named in schedule one thereof (as may be added from time to time in accordance with the terms of such agreement), acting as a borrower and/or a lender, as the case may be, in accordance with confirmations accepted by Standard Chartered Bank (China) Limited.

“Schkopau Site” means the site located at Straße B 13, 06258 Schkopau, Germany.

“Site Repair” means the work reasonably necessary to repair, replace or restore the equipment at the Schkopau Site damaged in the Incident such that (i) such equipment is operational and (ii) the condition of such equipment is substantially equivalent to its condition prior to the Incident.

“Special Partnership Agreement” means the Complementary Special Partnership Agreement, dated as of May 1, 2008, by and between Styron do Brasil Comércio de Produtos Químicos Ltda. (as assignee of Dow Brasil Sudeste Industrial LTDA) and Americas Styrenics Industria e Comercio de Poliestireno LTDA.

“SSBR Line” means the production train at the Schkopau Site that produces solution styrene butadiene rubber.

“SSBR-JSR Line” means the production train at the Schkopau Site that produces solution styrene butadiene rubber in accordance with a capacity rights agreement with JSR Corporation.

“Synthetic Operating Lease” means the Lease Agreement, dated as of June 17, 2010 (as amended, amended and restated, modified or supplemented from time to time), between the Seller, as lessor, and Styron LLC, as lessee.”

Section 1.02 Seller Note. Section 2.05(e) is hereby amended and replaced in its entirety with the following:

(a) “(e) a promissory note in an original principal amount equal to the Seller Note Amount, in the form attached hereto as Exhibit TT; and”

(b) Exhibit TT (Seller Promissory Note) is hereby amended and replaced in its entirety with the revised Exhibit TT attached hereto.”

Section 1.03 Holdco Equity Interests. Section 2.05(f) is hereby amended and replaced in its entirety with the following:

“(f)	the Holdco Equity Interests, for an aggregate purchase price equal to the Dow Investment Amount and on the terms set forth on Exhibit SS and other mutually agreeable terms.”

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Section 1.04 Restructuring Transactions. Section 5.05 is hereby amended and supplemented by adding the following at the end of Section 5.05:

“After the Closing Date, the following terms and conditions shall apply to the procedures set forth in Section 4.3 of Schedule 5.05 for any Transferred Contracts (other than a Rail Car Lease Agreement) or Partially Transferred Contract that cannot be transferred to a member of the Styron Group: (i) until the requisite approval or consent has been obtained under such Transferred Contract or Partially Transferred Contract, any material amendment of, or material modification to, such Transferred Contract or Partially Transferred Contract (including any material amendment or material modification required or necessary to obtain the consent of the counterparty to such Transferred Contract or Partially Transferred Contract) shall require the prior written approval of the Purchaser (such approval not to be unreasonably withheld, delayed or conditioned); (ii) until the requisite approval or consent has been obtained under such Transferred Contract or Partially Transferred Contract, the Seller will keep the Purchaser reasonably informed of any requests made by the counterparty to such Transferred Contract or Partially Transferred Contract to amend or modify the terms of such Transferred Contract or Partially Transferred Contract; (iii) until the requisite approval or consent has been obtained under such Transferred Contract or Partially Transferred Contract in accordance with terms hereof, the Seller shall perform its, or cause its Affiliates to perform their, obligations under such Transferred Contract or Partially Transferred Contract in accordance with the terms thereof and, in connection therewith, the Seller shall use commercially reasonable efforts to follow reasonable directions provided by the applicable member of the Styron Group so long as such directions do not cause a breach of such contract (provided, that the Purchaser and the Styron Holdcos shall, and shall cause the Styron Subsidiaries to, be responsible for and indemnify the Seller and its Affiliates against all Losses arising from or relating to the Seller’s or its Affiliates’ compliance with this subsection (iii); and (iv) the Seller, the Styron Holdcos and the Purchaser shall use commercially reasonable efforts to agree to commercially reasonable terms for purposes of effectuating the benefits and burdens of such Transferred Contract or Partially Transferred Contract.”

Section 1.05 Further Action. Section 5.13 is hereby amended and supplemented by adding the following at the end thereof:

“(e)	From and after the Closing, the Purchaser and the Styron Holdcos shall, and shall cause the Styron Subsidiaries to, (i) use commercially reasonable efforts to promptly obtain the Marine Terminal License; and (ii) cooperate with the Seller in promptly seeking to obtain the Marine Terminal License.”

Section 1.06 Release from Credit Support Instruments. Section 5.09 is hereby amended and supplemented by:

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(a) adding a subsection reference “(a)” after the subheading “Release from Credit Support Instruments”;

(b) replacing the words “Schedule 5.09” in such Section 5.09(a) with the words “Schedule 5.09(a)”;

(c) adding a new subsection (b) as follows:

“(b) Credit support instruments that are established by the Styron Group prior to the Closing (including the credit support instruments set forth on Schedule 5.09(b)) in connection with the Restructuring Transactions (including credit support instruments that replace credit support instruments of Dow Entities) shall not be considered Indebtedness for the purposes of this Agreement.”

(d) adding a new subsection (c) as follows:

“(c) Notwithstanding anything to the contrary set forth herein, from and after the Closing, the Purchaser and the Styron Holdcos shall, and shall cause the Styron Subsidiaries to, use commercially reasonable efforts to take or cause to be taken all actions necessary to secure the unconditional release of each Dow Entity from the guarantees set forth in Schedule 5.09(c), (the “Contract Guarantees”), including by effecting such release by providing guarantees, and the Purchaser and the Styron Holdcos shall, and shall cause the Styron Subsidiaries to, use commercially reasonable efforts to, be substituted in all respects for each Dow Entity that is party to a Contract Guarantee, so that the applicable member of the Styron Group shall be solely responsible for the obligations of such Contract Guarantee; provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Seller; provided, further, that the Purchaser and the Styron Holdcos shall not be obligated to replace a Contract Guarantee or an Additional Contract Guarantee with cash collateral, a letter of credit or a similar credit support instrument. In the event the Seller identifies, after the Closing, guarantees by a Dow Entity guaranteeing the obligations of the assigning party or a Styron Holdco or a Styron Subsidiary relating to a Transferred Contract or a Partially Transferred Contract (the “Additional Contract Guarantees”), the Seller shall notify the Purchaser and the Styron Holdcos in writing of the existence and terms of such Additional Contract Guarantees, and the Purchaser and the Styron Holdcos, upon receipt of such notice, shall promptly cause the release and substitution of such Additional Contract Guarantees in a manner consistent with the foregoing. All costs and expenses incurred in connection with the release or substitution of the Contract

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Guarantees and the Additional Contract Guarantees, as the case may be, shall be borne by the Purchaser and the Styron Holdcos. From and after the Closing, the Purchaser and the Styron Holdcos shall indemnify Dow for any and all Losses arising from or relating to the Contract Guarantees and the Additional Contract Guarantees.”

Section 1.07 Miscellaneous. Section 3.06 is hereby amended by deleting the subsection reference “(e)” and replacing it with “(b)”.

Section 1.08 Indemnification. Section 9.02 is hereby amended as follows:

(a) by deleting “or” immediately prior to the words “(c) the Excluded Liabilities”; and

(b) by adding the following immediately after the words “(c) the Excluded Liabilities”:

“; (d) Losses resulting from the occurrence of any event or circumstance that would obligate the Ostensible Partner (as defined in the Special Partnership Agreement) to make any payment pursuant to Section 4.8 of the Special Partnership Agreement that it would not have been required to pay under that section had it held a valid Marine Terminal License; provided, that the indemnification obligations set forth in this Section 9.02(d) shall not be subject to any of the limitations set forth in Section 9.04(b) ; or (e) the Site Repair as set forth in Section 9.08.”

Section 1.09 The following Section 9.08 shall be inserted after Section 9.07:

“SECTION 9.08. Site Repair. With respect to the Seller’s indemnification obligations under Section 9.02(e):

(a) the Seller shall have the right to conduct and control, in its sole discretion, the Site Repair, including management and oversight of the project, hiring and directing contractors and vendors and determining the need for and ordering the necessary equipment;

(b) the Purchaser and the Styron Holdcos shall, and shall cause their respective Affiliates to, (i) cooperate with the Seller, including by providing access to the Schkopau Site to employees, third-party contractors and sub-contractors, representatives of local regulatory authorities (in accordance with local requirements), insurance claim adjustors, vendors and such other persons as the Seller may reasonably determine need to have such access; (ii) promptly and fully comply with all requests and instructions by the Seller that relate to the Site Repair; (iii) permit the Seller or its designees to use any Styron employees and equipment in connection with the Site Repair at no cost to the Seller, in a manner consistent with past custom and practice for similar purposes; and

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(iv) not incur any cost and expenses without the Seller’s consent, except for costs and expenses necessary to comply with applicable Law and address emergency situations;

(c) the Seller shall have no obligation to indemnify the Purchaser Indemnified Parties to the extent any Losses are increased or caused by the Purchaser or a member of the Styron Group failing to comply with any of their obligations hereunder;

(d) the Site Repair shall be deemed completed, and the Seller’s obligations with respect thereto shall terminate on the Operational Date; and

(e) subject to the terms of any Transaction Documents relating to the Schkopau Site, the Purchaser and the Styron Holdcos shall be solely responsible for the operation and maintenance of each Line following the Operational Date of such Line and of the Schkopau Site following the completion of the Site Repair.”

Section 1.10 The following Section 9.09 shall be inserted after Section 9.08:

“SECTION 9.09. Business Interruption Payments. The Seller shall indemnify Styron with respect to any Losses arising out of or resulting from the Incident as follows:

(a) Starting on July 1, 2010 and until the Operational Date, the Seller shall pay to the Styron Group, with respect to each Line that has not had the Operational Date occur prior to July 1, 2010 , the amounts per day set forth in Schedule 9.09 (the “Business Interruption Payments”). The Business Interruption Payments shall be made with respect to each Line at the end of each month and shall be calculated on the basis of the actual number of days elapsed prior to the Operational Date during the month with respect to which the payment is determined.

(b) The parties hereto acknowledge and agree that, notwithstanding anything herein to the contrary, the indemnification provisions of Section 9.08 and this Section 9.09 shall be the sole and exclusive remedy of the Purchaser Indemnified Parties with respect to any Losses (other than Losses from any Third Party Claim resulting from the Incident, which the parties acknowledge shall be an Excluded Liability, hereinafter referred to as an “Incident Third-Party Claim”) arising out of or resulting (directly or indirectly) from the business interruption due to the Incident. The parties hereto acknowledge and agree that any amounts paid by or on behalf of the Seller pursuant to this Section 9.09 shall constitute liquidated damages for any and all Losses suffered or incurred by the Purchaser Indemnified Parties from the business interruption due to the Incident (other than with respect to any Incident Third-Party Claims). In

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no event shall the Seller be subject to any liability with respect to any Losses (other than Losses resulting from an Incident Third-Party Claim) relating to or arising out of the Incident other than under Section 9.08 and this Section 9.09 and none of the Purchaser Indemnified Parties shall be entitled to or shall seek any other payment, monetary damages, indemnification or equitable relief in respect of any such Losses and each of the Purchaser and the Styron Holdcos hereby waive on behalf of itself and the other Purchaser Indemnified Parties any Claims with respect thereto.

(c) The Purchaser and the Styron Holdcos shall, and shall cause their Affiliates to, provide the Seller and its designees with full access to the Styron Group’s books and records and employees to enable the Seller to determine the actual amount of Losses resulting from the Incident, including the Losses resulting from the business interruption caused by the Incident; provided, however, that no adjustment shall be made to the Business Interruption Payments as a result of such determination.”

Section 1.11 The following Section 9.10 shall be inserted after Section 9.09:

“SECTION 9.10. Incident Insurance. The Seller shall retain an insurable interest in connection with the Incident for the duration of any Loss associated therewith, including the duration of the business interruption Loss. The Seller shall retain the exclusive right to any insurance proceeds (with respect to insurance maintained by it) that may be collectible with respect to any such Loss, and shall have sole authority to negotiate with its insurers in the adjustment and resolution of any insurance claim related to such Loss. The Purchaser and the Styron Holdcos shall, and shall cause each of the Styron Subsidiaries to, cooperate in the investigation, adjustment and resolution of any such insurance claim.”

ARTICLE 2

Schedules

Section 2.01 Schedules The Schedules to the Purchase Agreement are hereby amended as set forth in Annex I hereto; provided, that the parties hereto acknowledge and agree that (i) any information disclosed in such amended Schedules to the Purchase Agreement that relates to employee and benefit matters shall not be taken into account for purposes of determining the Purchaser’s compliance with terms and conditions of Schedule 6 and (ii) none of the items disclosed on Annex I shall be deemed disclosed for purposes of Annex II hereto, except if such items are expressly disclosed on Annex II hereto.

ARTICLE 3

Seller Disclosure Schedule

Section 3.01 Seller Disclosure Schedule. The Seller Disclosure Schedule is hereby amended as set forth in Annex II hereto. The Purchaser acknowledges its receipt of such

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amendments to the Seller Disclosure Schedule and reserves all of its rights under the Purchase Agreement, including under Section 5.07(a).

ARTICLE 4

Acknowledgement

Section 4.01 Acknowledgement.

(a) The parties hereto acknowledge and agree that, notwithstanding anything to the contrary set forth in the Purchase Agreement, (i) the relevant Dow Entity and a member of the Styron Group will not enter into a sublease agreement with respect to the Synthetic Lease; (ii) the Seller will be purchasing 272 of the railcars that are subject to the Synthetic Lease on or prior to the Closing (the “Purchased Railcars”); and (iii) on the Closing Date, the relevant Dow Entity and a member of the Styron Group will enter into an operating lease pursuant to which the relevant Dow Entity will lease the Purchased Railcars to such member of the Styron Group on mutually satisfactory terms.

(b) The parties hereto shall use commercially reasonable efforts to confirm with the Seller’s auditors as soon as practicable after the Closing Date that acknowledgment or non-reliance letters to the Seller’s auditors are not required in order to obtain any of the financial statements described in Part I of Schedule 5.07.

ARTICLE 5

General Provisions

Section 5.01 Entire Agreement. This Amendment and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 5.02 No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 5.03 Miscellaneous. The provisions of Sections 1.03 (Interpretation and Rules of Construction), 11.04 (Severability), 11.06 (Assignment), 11.08 (Waiver), 11.09 (No Third-Party Beneficiaries), 11.11 (Governing Law), 11.12 (Waiver to Jury Trial) and 11.13 (Counterparts) of the Purchase Agreement are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by its representatives.

THE DOW CHEMICAL COMPANY

By:	/s/ Stephen Doktycz
Name: Stephen Doktycz
Title: Authorized Representative

[Signature Page to Amendment to Sale and Purchase Agreement]

STYRON LLC

By:	/s/ Timothy King
	Name:	Timothy King
	Title:	Authorized Representative

[Signature Page to Amendment to Sale and Purchase Agreement]

STYRON HOLDING B.V.

By:	/s/ Timothy King
	Name:	Timothy King
	Title:	Authorized Representative

[Signature Page to Amendment to Sale and Purchase Agreement]

STYRON S.À.R.L.

By:	/s/ Ailbhe Jennings
Name:	Ailbhe Jennings
Title:	Manager

By:	/s/ Michel Plantevin
Name:	Michel Plantevin
Title:	Manager

[Signature Page to Amendment to Sale and Purchase Agreement]